Exhibit 2.1

STOCK PURCHASE AGREEMENT

AMONG

ALEX ROCHA,

BIO-KEY INTERNATIONAL, INC.,

AND

SWIVEL SECURE EUROPE, S.A.

DATED

FEBRUARY 2, 2022

Exhibits and Schedules

Exhibit A- Form of Rocha Employment Agreement

Exhibit B- Form of UAE Sub Option Agreement

Exhibit C - Form of UAE Sub Management Agreement

Company Disclosure Schedules

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated February 2, 2022 is entered into by and among Alex Rocha (“Seller”), BIO-key International, Inc., a Delaware corporation (“Buyer”), and Swivel Secure Europe, S.A., a company incorporated under the laws of Spain (Company No. ES A87886347) (the “Company”). All amounts herein shall be in U.S. Dollars, unless otherwise specified.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock, no par value (the “Shares”), of the Company;

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Rocha Employment Agreement, the UAE Sub Option Agreement, the UAE Sub Management Agreement and the other agreements to entered in connection with the transactions contemplated by this Agreement.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Base Purchase Price” has the meaning set forth in Section 2.02.

“Benefit Plan” has the meaning set forth in Section 3.19(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New Jersey are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Common Stock” means the common stock of Buyer, par value of $0.001 per share.

“Buyer Common Stock Price” on any date means the 20-day VWAP of the Buyer Common Stock as of the period immediately prior to such date as reported on the NASDAQ Capital Market.

“Buyer Customers” means Persons who were customers of the Buyer or any of its Subsidiaries (other than the Company) on the Closing Date or who become customers of the Buyer or any of its Subsidiaries (other than the Company) after the Closing Date.

“Buyer European Subsidiary” means a to be formed Subsidiary of Buyer based in Europe.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Preferred Stock” has the meaning set forth in Section 4.03.

“Buyer Products” means BIO-key-owned software products (PortalGuard, WEB-key) and associated hardware products (EcoID II, SidePass, SideSwipe, PIV Pro, BIO-key FIDO tokens) and associated services.

“Cap” has the meaning set forth in Section 8.04(a).

“Capital Stock” has the meaning set forth in Section 3.03(a).

“Closing” has the meaning set forth in Section 2.05.

“Closing Buyer Common Stock Price” means the 20-day VWAP of the Buyer Common Stock as of the period immediately prior to Closing, as reported on the NASDAQ Capital Market.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Payment” has the meaning set forth in Section 2.04(a)(i)(A).

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Resolutions” has the meaning set forth in Section 5.14.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the person to whom such expense is owed).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Company” has the meaning set forth in the preamble.

“Company Customers” means Persons who were customers of the Company Group on the Closing Date or who become customers of the Company Group after the Closing Date excluding any Buyer Customer.

“Company Group” means the Company and each Subsidiary of the Company.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company Group.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company Group is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company Group.

“Company Operating Expenses” means costs of service, cost of license fees (including any amounts paid by the Company under the License and Resale Agreement), cost of hardware, selling general and administrative expenses, and research and development expenses of the Company Group during the Earn-Out Period determined in accordance with GAAP applied using accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that are used in the preparation of the Buyer’s financial statements plus the costs of service, cost of license fees, and cost of hardware for Buyer Products included in Company Revenue determined in accordance with GAAP applied using accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that are used in the preparation of the Buyer’s financial statements plus the costs of service, cost of license fees, and cost of hardware of Buyer European Subsidiary for Buyer Products included in Company Revenue sold by Buyer European Subsidiary and selling general and administrative expenses of Buyer European Subsidiary related to the pursuit of sales of Buyer Products, determined in accordance with GAAP applied using accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that are used in the preparation of the Buyer’s financial statements

“Company Operating Profit” means Company Revenue minus Company Operating Expenses.

“Company Products” means all SwivelSecure Software products and services authorized for sale under the License and Resale Agreement, as amended.

“Company Revenue” means: (i) 100% of the revenue of the Company Group during the Earn-Out Period from sales of Company Products; and (ii) 100% of the revenue of the Company Group or Buyer European Subsidiary during the Earn-Out Period from sales of Buyer Products, in each of (i) and (ii), determined in accordance with GAAP applied using the Buyer’s revenue recognition policies. For the avoidance of doubt, Company Revenue shall not include any revenue from outsourced product development, maintenance, services, or support.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents including Restricted Cash, accounts receivable aged not more than 90 days, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets, and (c) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means the Permitted Indebtedness, accounts payable, accrued Taxes and accrued expenses, excluding payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses, and the current portion of any Indebtedness of the Company Group, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Unaudited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Deferred Payment Amount” means $200,000 of Buyer Common Stock valued at the Closing Buyer Common Stock Price.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Earn-Out Payment” has the meaning set forth in Section 2.05(a).

“Earn-Out Period” has the meaning set forth in Section 2.05(a).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any applicable analogs): all licenses, permits and/or authorizations required in environmental matters in accordance with the applicable legislation that affect the properties or other assets of the Company Group.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(ii).

“Export Laws” has the meaning set forth in Section 3.24.

“Fundamental Representations” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(vii).

“Government Indebtedness” means the indebtedness owed by the Company pursuant to that certain Loan Agreement and Annex dated April 14, 2021 by and among the Seller, the Company, and the BBVA Bank.

“Governmental Authority” means any federal/national, state/provincial or local government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“IFRS” means international financial reporting standards issued by the International Accounting Standards Board in effect from time to time.

“Indebtedness” means, without duplication and with respect to the Company Group, all (a) indebtedness for borrowed money except the Permitted Indebtedness; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Seller, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“License and Resale Agreement” means that certain Deed of Variation dated January 26, 2022 by and between the Company and SSL and that certain Distribution Agreement dated October 23, 2000 by and between the Company and SSL.

“Licensed Intellectual Property” means all Intellectual Property in which the Company Group holds any rights or interests granted by other Persons, including Seller or any of its Affiliates.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including diminution in value, reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or prospects of the Company Group, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.14(a).

“Material Suppliers” has the meaning set forth in Section 3.14(b).

“Payment Shares” has the meaning set forth in Section 2.02(b).

“Permitted Indebtedness” means amounts due under the Government Indebtedness.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Authority.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 3.12(h).

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company Group for any Post-Closing Tax Period.

“Potential Transaction” has the meaning set forth in Section 5.03(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property” means the real property owned, leased or subleased by the Company Group, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Resignation Letters” has the meaning set forth in Section 5.17.

“Resigning Employees” has the meaning set forth in Section 5.17.

“Restricted Business” has the meaning set forth in Section 5.09(a).

“Restricted Cash” means an amount of cash equal to the Permitted Indebtedness.

“Restricted Period” has the meaning set forth in Section 5.09(a).

“Retained Employees” has the meaning set forth in Section 3.20(a).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Revised Earn Out Payment Date” has the meaning set forth in Section 2.05(c).

“Rocha Employment Agreement” means that certain employment agreement by and between the Company and Seller in the form attached hereto as Exhibit A.

“Rocha Resignation Letter” has the meaning set forth in Section 5.14.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Shares” has the meaning set forth in the recitals.

“SSL” means Swivel Secure Ltd., a company incorporated in England with registered number 04068905.

“SSL Estoppel Certificate” has the meaning set forth in Section 5.15.

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.04.

“Target Working Capital” means $152,583.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” has the meaning set forth in Section 5.09(a).

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Expenses” means all fees and expenses incurred by the Company Group or Seller at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

“UAE Subsidiary” means Swivel Aman - FZCO, a United Arab Emirates Free Zone Company.

“UAE Sub Management Agreement” has the meaning set forth in Section 5.11.

“UAE Sub Option Agreement” has the meaning set forth in Section 5.11 and 1.

“Unaudited Financial Statements” has the meaning set forth in Section 3.06.

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

ARTICLE II
PURCHASE AND SALE

Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02    Base Purchase Price. The base purchase price for the Shares shall be One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), subject to adjustment pursuant to Section 2.04 hereof (the “Base Purchase Price”) which shall be comprised, and payable, as follows:

(a)    One Million One Hundred Fifty Thousand Dollars ($1,150,000) in cash in immediately available funds, subject to adjustment pursuant to Section 2.04 hereof; and

(b)    Six Hundred Thousand Dollars ($600,000) payable by issuance of a number of shares of Buyer Common Stock equal to Six Hundred Thousand Dollars ($600,000) divided by the Closing Buyer Common Stock Price (the “Payment Shares”) .

Section 2.03    Transactions to be Effected at the Closing.

(a)    At the Closing, Buyer shall:

(i)    deliver to Seller:

(A)    the Closing Date Payment by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date;

(B)    the number of shares of Buyer Common Stock equal to Four Hundred Thousand Dollars ($400,000) divided by the Closing Buyer Common Stock Price; and

(C)    all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(ii)    pay, on behalf of the Company Group or Seller, the following amounts:

(A)    Indebtedness of the Company Group to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate; and

(B)    any Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate.

(b)    At the Closing, Seller shall deliver to Buyer:

(i)    stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii)    and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04    Purchase Price Adjustment.

(a)    Closing Adjustment.

(i)    At the Closing, the portion of the Purchase Price payable in cash pursuant to Section 2.02(a) shall be adjusted in the following manner:

(A)    either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.04(a)(ii)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

(B)    a decrease by the outstanding Indebtedness of the Company Group as of the Closing Date; and

(C)    a decrease by the amount of unpaid Transaction Expenses of the Company Group as of the Closing Date.

The net amount after giving effect to the adjustments listed above shall be the “Closing Date Payment.”

(ii)    At least three (3) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated consolidated balance sheet of the Company Group as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of Seller that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP and otherwise in a manner consistent with the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Unaudited Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and unaudited as of a fiscal year end.

(b)    Post-Closing Adjustment.

(i)    Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital, which statement shall contain an unaudited consolidated balance sheet of the Company Group as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP and otherwise in a manner consistent with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Unaudited Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii)    The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”).

(c)    Examination and Review.

(i)    Examination. After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Representatives shall have full access to the books and records of the Company Group, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Representatives to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company Group.

(ii)    Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)    Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial firm of independent certified public accountants mutually agreed upon by Buyer and Seller (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)    Payments of Post-Closing Adjustment. If the Post-Closing Adjustment is a positive amount, then Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment and if the Post-Closing Adjustment is a negative amount, then Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to four percent (4%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(e)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05    Earn-Out Payment.

(a)    In addition to the Base Purchase Price, the Buyer shall pay to the Seller an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Earn-Out Payment “) in the event that (i) the Company Revenue in the period commencing on the Closing Date and ending on January 31, 2023 (the “Earn-Out Period”) is equal to or greater than Three Million Dollars ($3,000,000) and (ii) the Company Operating Profit is equal to or greater than One Million Dollars ($1,000,000). The Earn-Out Payment shall due and payable on the Earn-Out Payment Date, subject to application of any setoff right under Section 8.09, at the option of the Buyer in cash or in shares of Buyer Common Stock valued at the Buyer Common Stock Price as of the Earn-Out Payment Date.

(b)    Within 30 days after the end of the Earn-Out Period (the “Earn-Out Payment Date”), Buyer shall deliver to Seller a statement (the “Earn-Out Statement”) setting forth the Company Revenue and the Company Operating Profits for the Earn-Out Period, the method of calculating the forgoing amounts and, if applicable, the Earn-Out Payment. If the Earn-Out Payment has not been earned, Seller shall have a period of 30 days following delivery of the Earn-Out Statement to review the computations set forth in the Earn-Out Statement. Within such 30-day period, the Buyer shall provide to Seller reasonable access to all work papers, documentation and data prepared or used by Buyer in connection with preparation of the Earn-Out Statement (subject, in the case of work papers of independent accountants, to Seller signing a customary access letter relating to access to work papers in form and substance reasonably acceptable to such independent accountants). If Seller disagrees with Buyer’s calculation of any of the items set forth in the Earn-Out Statement, Seller shall, within such 30-day period, deliver a notice to Buyer disagreeing with such calculation, which notice shall include Seller’s calculation of Company Revenue, Company Operating Profit, and the Earn-Out Payment, in reasonable detail, and Seller’s grounds for such disagreement. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Earn-Out Statement.

(c)    In the event that Seller and Buyer are unable to agree in writing on the resolution of all items disputed in any notice of disagreement duly delivered pursuant to Section 2.05(b) within 30 days following Buyer’s receipt of such notice, the unresolved disputed items may thereafter be referred by either Seller or Buyer for final, binding resolution by the Accountant. The Accountant shall determine, based solely on presentations and written submissions by Seller and Buyer without ex parte communications, and not by independent review, only those items or amounts in the Earn-Out Statement as to which Seller and Buyer were unable to resolve. In making its determination, the Accountant shall (i) be bound by the terms and conditions of this Agreement, including the definitions of Company Revenue and Company Operating Profit and the terms of this Section 2.05, and (ii) may not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either Seller or Buyer or that is less than the lowest value for such amount claimed by either Seller or Buyer. The Accountant shall deliver to Seller and Buyer, as promptly as practicable, a report setting forth such calculation, which report shall be final and binding upon Seller and Buyer. If based on such report, Buyer owes the Earn-Out Payment to Seller, it shall be paid, subject to application of any setoff right under Section 8.09, within ten (10) days after the receipt of such report by the Buyer at the option of the Buy er (the “Revised Earn Out Payment Date”) in cash or in shares of Buyer Common Stock valued at the Buyer Common Stock Price as of the Revised Earn-Out Payment Date. The fees and expenses of the Accountant shall be borne by the non-prevailing party.

(d)    Buyer and Seller agree that they will, and agree to cause their respective independent accountants and the Company Group to, reasonably cooperate and assist in the preparation of the Earn-Out Statement and in the conduct of the reviews referred to in this Section 2.05, including the making available to the extent reasonably necessary of books, records, work papers and personnel (subject to reasonable confidentiality restrictions and to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances).

Section 2.06    Conduct of the Business during the Earn-Out Period.

(a)    During the Earn-Out Period, Buyer and the Company Group shall: (i) maintain books and records of the Company Group that are (A) sufficient to allow verification of the Earn-Out Payment and (B) separate from any books and records of Buyer or any of its other Affiliates; (ii) except as required by GAAP, refrain from making any change in accounting methods or practices of the Company Group in any way which would reduce the Earn-Out Payment; and (iii) maintain the Company Group as a separate business unit and entity from Buyer and its other Affiliates by maintaining its separate legal existence; and (iv) except as otherwise specifically set forth herein, refrain from allocating to the Company Group any corporate overhead or other allocations of any other Person

(b)    Seller acknowledges that except as expressly provided to the contrary in this Agreement, including Section 2.06(a), from and after Closing (i) Buyer has the right to operate the Business of the Company Group and its other businesses in any way that it deems appropriate in its sole discretion, including establishing Buyer European Subsidiary to provide service and support to customers of the Buyer or Company Group, to sell Buyer Products, or engage in any such other business as determined by Buyer in its sole discretion, (ii) the Earn-Out Payment is speculative and is subject to numerous factors outside of the control of Buyer or the Company Group, and (iii) there is no assurance that Seller will receive any Earn-Out Payment and Buyer has not promised nor projected any Earn-Out Payment

Section 2.07    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”)

Section 2.08    Deferred Payment Amount. The Deferred Payment Amount, less the amount of any Loss sustained by the Buyer Indemnified Parties under Article VIII from and after Closing (the “Specified Loss”) shall be paid by Buyer to Seller at the eighteen (18) month anniversary of the Closing Date. If one or more good faith claims for any Loss with respect to which a Buyer Indemnified Party has given notice in accordance with Article VIII (an “Outstanding Claim”) are then pending or settled but not yet paid, then (i) the amount to be paid by Buyer pursuant to the first sentence of this Section 2.08 shall be reduced by the amount of such Outstanding Claims, which amount shall be withheld until all such Outstanding Claims are resolved in accordance with this Agreement or by a final unappealable court order; and (ii) upon such resolution of such Outstanding Claims, Buyer shall pay to Seller the balance of the remaining Deferred Payment Amount after deducting the amount of the Loss determined pursuant to such resolution.

Section 2.09    Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder. Buyer and Seller shall declare and submit the relevant tax forms under any provisions of Tax Law(s) that may apply to the Agreement and/or the purchase of the Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller and the Company jointly and severally represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date.

Section 3.01    Authority of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against Seller in accordance with its terms.

Section 3.02    Organization, Authority and Qualification of the Company. The Company and each other member of the Company Group is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The execution and delivery by the Company of this Agreement and any Ancillary Document to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms Section 3.02 of the Disclosure Schedules sets forth the jurisdiction of formation for each member of the Company Group and each jurisdiction in which each member of the Company Group is licensed or qualified to do business, and the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.03    Capitalization; Title to the Shares.

(a)    The authorized capital stock of the Company consists of 60,200 shares of capital stock, 1 Euro par value (“Capital Stock”), of which 60,200 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and ordinary. Seller has acquired the Shares by virtue of Company’s incorporation Deed (that is, the incorporation deed granted before the Notary Public of Madrid, Mr. Mata Botella Diamar, dated on July 26, 2017, under protocol no. 1,246).

(b)    All of the Shares are owned of record and beneficially by Seller, and Seller has good, valid and marketable title to the Shares free and clear of all Encumbrances. Seller has full right, power and authority to sell, transfer and deliver the Shares to Buyer, and, upon delivery of the certificate or certificates therefor duly endorsed for transfer to Buyer, will transfer to Buyer good, valid and marketable title thereto free and clear of any Encumbrances. The Shares represent all of Seller’s interest in the Company, whether in equity, debt or otherwise. Commencing as of the Closing, Seller shall no longer own any interest in the Company, whether in equity, debt or otherwise.

(c)    All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(d)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04    Subsidiaries. Schedule 3.04 attached hereto sets forth:

(a)    The name and percentage ownership by the Company of each corporation, partnership, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing fifty percent (50%) or more of the capital stock thereof or other equity interests therein (individually, a “Subsidiary” and, collectively, the “Subsidiaries”);

(b)    The name and percentage ownership of each corporation, partnership, joint venture or other entity in which the Seller has, directly or indirectly, an equity interest representing fifty percent (50%) or more of the capital stock thereof or other equity interests therein (individually, an “Affiliated Entity” and collectively, the “Affiliated Entities”), which has or at any time in the past five (5) years has had a relationship with the Company or any of the Subsidiaries;

(c)    The jurisdiction of incorporation, capitalization and ownership of each Subsidiary and Affiliated Entity;

(d)    The names of the officers and directors of each Subsidiary and Affiliated Entity; and

(e)    The jurisdictions in which each Subsidiary and Affiliated Entity is qualified or holds a license to do business as a foreign corporation.

(f)    Except as set forth in Schedule 3.04, the Company owns of record and beneficially all of the outstanding shares of capital stock of each of the Subsidiaries free and clear of all Encumbrances.

(g)    Except as set forth in Schedule 3.04, each of the Subsidiaries and Affiliated Entities is a corporation or other entity duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own its properties and carry on its business as now being conducted. Each of the Subsidiaries and Affiliated Entities is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Certified copies of the governing instruments of the Subsidiaries and Affiliated Entities, each as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date of such delivery. The Company does not own any capital stock of or other equity interest in any corporation, partnership or other entity, other than the Subsidiaries. The shares of capital stock of each Subsidiary held by the Company, as set forth in Schedule 3.5, have been duly and validly issued and are fully paid and ordinary.

(h)    Except as set forth in Schedule 3.04, none of the Subsidiaries holds shares of its capital stock in its treasury, and there are not, and on the Closing Date there will not be, outstanding any (i) options, warrants or other rights with respect to the capital stock of any of the Subsidiaries, (ii) any securities convertible into or exchangeable for shares of such stock, or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of any of them.

(i)    Seller is the sole record and beneficial owner of all shares of capital stock or other equity interest in the UAE Subsidiary and has good, valid and marketable title to such shares or equity interests free and clear of all Encumbrances. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock or other equity interest in the UAE Subsidiary or obligating Seller or the UAE Subsidiary to issue or sell any shares of capital stock or other equity interest in the UAE Subsidiary. The UAE Subsidiary does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of capital stock or other equity interest in the UAE Subsidiary Shares.

Section 3.05    No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company Group; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company Group; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company Group is a party or by which Seller or the Company Group is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company Group; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company Group. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company Group in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, any notices or consents necessary in connection with the Government Indebtedness in order to avoid any default, acceleration of maturity, increase in interest rate or other material adverse change with respect to the Company’s rights and obligations with respect to the Government Indebtedness.

Section 3.06    Financial Statements. Section 3.06 of the Disclosure Schedule attaches (a) the unaudited consolidated balance sheet of the Company Group as of December 31, 2021 (b) the unaudited consolidated statements of operations of the Company Group for the same periods ended December 31, 2019, December 31, 2020, and December 31, 2021, and (c) Spanish Government Document Modelo 390 of the Company Group for the years ended December 31, 2019 and December 31, 2020 (the “Unaudited Financial Statements”). The Unaudited Financial Statements have been prepared on a consistent basis throughout the period involved. The Unaudited Financial Statements are based on the books and records of the Company Group, and fairly present the financial condition of the Company Group as of the respective dates they were prepared and the results of the operations of the Company Group for the periods indicated. The consolidated balance sheet of the Company Group as of December 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” The Company Group maintains a standard system of accounting established and administered in accordance with IFRS.

Section 3.07    Undisclosed Liabilities. The Company Group has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company Group, any:

(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    amendment of the charter, by-laws or other organizational documents of the Company Group;

(c)    split, combination or reclassification of any shares of its capital stock;

(d)    issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)    declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)    material change in any method of accounting or accounting practice of the Company Group, except as required by IFRS or as disclosed in the notes to the Unaudited Financial Statements;

(g)    entry into any Contract that would constitute a Material Contract;

(h)    incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(j)    transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(k)    abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(l)    material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)    any capital investment in, or any loan to, any other Person;

(n)    acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company Group is a party or by which it is bound;

(o)    any material capital expenditures;

(p)    imposition of any Encumbrance upon any of the Company Group properties, capital stock or assets, tangible or intangible;

(q)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or except as provided in Section 5.17 hereof, any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(r)    hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer, except to fill a vacancy in the ordinary course of business;

(s)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(t)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(u)    entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w)    purchase, lease or other acquisition of the right to own, use or lease any property or assets, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y)    action by the Company Group to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(z)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09    Material Contracts.

(a)    Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company Group (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)    each Contract of the Company Group involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company Group without penalty or without more than ninety (90) days’ notice, including the License and Resale Agreement;

(ii)    all Contracts that require the Company Group to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)    all Contracts that provide for the indemnification by the Company Group of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company Group is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice;

(vi)    except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company Group;

(vii)    all Contracts with any Governmental Authority to which the Company Group is a party (“Government Contracts”);

(viii)    all Contracts that limit or purport to limit the ability of the Company Group to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)    any Contracts to which the Company Group is a party that provide for any joint venture, partnership or similar arrangement by the Company Group;

(x)    all Contracts between or among the Company Group on the one hand and Seller or any Affiliate of Seller on the other hand;

(xi)    all collective bargaining agreements or Contracts with any union to which the Company Group is a party; and

(xii)    any other Contract that is material to the Company Group and not previously disclosed pursuant to this Section 3.09.

(b)    Each Material Contract is valid and binding on the Company Group in accordance with its terms and is in full force and effect. None of the Company Group or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10    Title to Assets; Real Property.

(a)    The Company Group has a valid leasehold interest in, all Real Property and good and valid title to all personal property, including but not limited to Company Intellectual Property, and other assets reflected in the Unaudited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances.

(b)    Section 3.10(b) of the Disclosure Schedules lists the street address of each parcel of Real Property leased or subleased by the Company Group. Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company Group is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company Group’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company Group. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11    Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company Group, together with all other properties and assets of the Company Group, are sufficient for the continued conduct of the Company Group’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company Group as currently conducted.

Section 3.12    Intellectual Property.

(a)    Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary Software of the Company Group; and (iv) all other Company Intellectual Property used in the Company Group’s business as currently conducted and as proposed to be conducted.

(b)    Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements, in each case identifying the Intellectual Property covered by such Company IP Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company Group in accordance with its terms and is in full force and effect. Neither the Company Group nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)    The Company Group is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company Group’s business as currently conducted, in each case, free and clear of Encumbrances. The Company Group has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor whereby such employee or independent contractor (i) acknowledges the applicable member of the Company Group’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with such member of the Company Group; (ii) grants to the Company Group a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect the Company Group’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d)    Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company Group’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e)    All of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company Group has taken all necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.

(f)    The conduct of the Company Group’s business as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company Group have not infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g)    There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company Group of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company Group’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company Group or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. Neither Seller nor the Company Group is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company Group is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(h)    Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company Group’s business. The Company Group has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company Group; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company Group in connection with its use of social media.

(i)    All Company IT Systems are in good working condition and are sufficient for the operation of the Company Group’s business as currently conducted. In the past two (2) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company Group and that has not been remedied. The Company Group has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j)    The Company Group has complied with all applicable Laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company Group’s business. In the past two (2) years, the Company Group has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company Group’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.13    Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by the Company Group involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company Group not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company Group, are collectible in full within sixty (60) days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company Group have been determined in accordance with IFRS, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.14    Customers and Suppliers.

(a)    Section 3.14(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company Group for goods or services rendered in an amount greater than or equal to $25,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company Group has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company Group.

(b)    Section 3.14(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company Group has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company Group has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company Group or to otherwise terminate or materially reduce its relationship with the Company Group.

Section 3.15    Insurance. Section 3.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company Group) and relating to the assets, business, operations, employees, officers and directors of the Company Group (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates (including the Company Group) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company Group. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company Group pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company Group) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company Group and are sufficient for compliance with all applicable Laws and Contracts to which the Company Group is a party or by which it is bound. None of the Insurance Policies are maintained in Seller’s name.

Section 3.16    Legal Proceedings; Governmental Orders.

(a)    There are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company Group affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company Group); or (b) against or by the Company Group, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company Group or any of its properties or assets.

Section 3.17    Compliance With Laws; Permits.

(a)    The Company Group has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

(b)    All Permits required for the Company Group to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.17(b) of the Disclosure Schedules lists all current Permits issued to the Company Group, including the names of the Permits, their respective dates of issuance and expiration, and the member of the Company Group to which they were issued. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.17(b) of the Disclosure Schedules.

Section 3.18    Environmental Matters.

(a)    The Company Group is currently and has been in compliance with all Environmental Laws and has not, and the Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)    There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company Group or, to Seller’s knowledge, any real property currently or formerly owned, operated or leased by the Company Group.

(c)    Neither Seller nor the Company Group has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(d)    Neither the Seller nor the Company Group is aware of, as of the Closing Date, any condition, event or circumstance concerning the regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company Group as currently carried out.

Section 3.19    Employee Benefit Matters.

(a)    Section 3.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company Group for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company Group or any spouse or dependent of such individual, or under which the Company or any of its Subsidiaries or Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.19(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company Group has separately identified in Section 3.19(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.

(b)    For each Benefit Plan, Seller has made available to Buyer accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or, if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, insurance policies, certificates, and contracts, administration agreements, and investment management or investment advisory agreements; (iii) any summary plan descriptions or summaries of material modifications; (iv) annual valuation reports and participant statements with respect to the two most recently completed plan years; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c)    Except as otherwise stated in Section 3.19 of the Disclosure Schedules, each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws. Nothing has occurred with respect to any Benefit Plan that has subjected or could subject the Company Group or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously-determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued or adequately reserved for to the extent required by IFRS.

(d)    The Company Group has never maintained, or been obligated to contribute to, any pension plan which is subject to minimum funding requirements.

(e)    Except as set forth in Section 3.19(f) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company Group to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company Group to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

Section 3.20    Employment Matters.

(a)    Section 3.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company Group as of the date hereof who are not Resigning Employees and are expected to continue to be providing services to the Company after the Closing, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized (the “Retained Employees”), and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all commissions and bonuses payable to employees, independent contractors and consultants of the Company Group for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company Group with respect to any commissions, bonuses or increases in compensation.

(b)    Section 3.20(a) of the Disclosure Schedules includes all collective bargaining agreements applicable to any employee of the Company Group, and any Contract with a labor organization representing any employees of the Company Group, and there are no labor organizations representing, purporting to represent or, to Seller’s Knowledge, attempting to represent any employee of the Company Group. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company Group or any of its employees.

(c)    The Company Group is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company Group as consultants or contractors are properly treated as independent contractors under all applicable Laws. Except as set forth in Section 3.20(c) of the Disclosure Schedules, there are no Actions against the Company Group pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of the Company Group, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(d)    Each member of the Company Group is up to date with all Social Security’ obligations, having paid Social Security contributions for all the employees of the Company Group.

(e)    No member of the Company Group has entered into any loan agreement or guarantees in favor of its employees, shareholders or members of the management body.

(f)    There are no outstanding labor related claims against the Company Group, nor are there any labor related claims known to exist in the future.

Section 3.21    Taxes. Except as set forth in Section 3.21 of the Disclosure Schedules:

(a)    All Tax Returns required to be filed on or before the Closing Date by the Company Group have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company Group (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)    The Company Group has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)    No claim has been made by any taxing authority in any jurisdiction where the Company Group does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. The Company Group is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company Group.

(e)    The amount of the Company Group’s Liability for unpaid Taxes for all periods ending on or before December 31, 2021 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Unaudited Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Unaudited Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company Group (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)    Section 3.21(f) of the Disclosure Schedules sets forth:

(i)    the taxable years of the Company Group as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)    those years for which examinations by the taxing authorities have been completed; and

(iii)    those taxable years for which examinations by taxing authorities are presently being conducted.

(g)    All deficiencies asserted, or assessments made, against the Company Group as a result of any examinations by any taxing authority have been fully paid.

(h)    The Company Group is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i)    Seller has delivered to Buyer copies of all federal/national, state/provincial and local income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company Group for all Tax periods for the five (5) years preceding the Closing Date.

(j)    There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company Group.

(k)    The Company Group is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company Group.

(m)    The Company Group has not been a member of a consolidated Tax group for Tax purposes.

(n)    The Company Group will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any change in a method of accounting under any comparable provision of federal/national, state/provincial or local Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date, an intercompany transaction or any excess loss account described in any provision of federal/national, state/provincial or local Tax law) undertaken or existing on or prior to the Closing Date, installment sale or open transaction disposition made on or prior to the Closing Date, prepaid amount received on or prior to the Closing Date, or election made prior to the Closing Date.

(o)    The Company Group has no permanent establishments in accordance with the regulations established for this purpose in the relevant tax laws and regulations, and according to double taxation treaties signed by Spain or Portugal with the different countries in which the Company Group operates.

(p)    All representations and warranties referencing the Company Group under this Section 3.21 shall include and apply separately to the Company each Subsidiary and Affiliate of the Company.

(q)    Section 3.21(q) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company Group is subject to Tax, is engaged in business or has a permanent establishment.

Section 3.22    Product Warranty. Each product sold, leased, or delivered by the Company Group has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company Group has no liability (and, to Seller’s Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company Group giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No product sold, leased, or delivered by the Company Group is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

Section 3.23    Books and Records. The minute books and stock record books of the Company Group, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company Group contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company Group, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24    Compliance with Export Laws and FCPA.

(a)    None of the Company Group, the Affiliates of the Company Group, or any director, officer, owner or employee of the Company Group or any of its Affiliates is or is directly or indirectly owned or controlled by a person who is (i) the target of any sanction law imposed by the United States government, including, without limitation, the List of Specially Designated Nationals and Blocked Persons or the Foreign Sanctions Evaders List maintained by the Office of Foreign Assets Control; or (ii) located, organized, or resident in a country or territory that is, or whose government currently is, the target of sanctions imposed by the United States government, including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea region.

(b)    The Company Group has complied with all applicable legal requirements related to import and export controls that apply to its products and services as well as end-user, end-use and country destination restrictions issued by any Governmental Authority (collectively, the “Export Laws”) and the Company Group has not provided any products and services that are not in compliance with the Export Laws. The Company Group has not used, re-exported, transferred, or diverted any of the products, services or technical data relating to its products or services to any destination or end-user or for any end-use that is prohibited or restricted under any of the Export Laws.

(c)    No member of the Company Group, nor to Seller’s Knowledge any of their respective representatives, has paid or to offered to pay anything of value to foreign government officials, employees, political parties or candidates, or to persons or entities who will offer or give such payments to any of the foregoing, in order to obtain or retain business or to secure an improper commercial advantage.

Section 3.25    Investment Representations.

(a)    Accredited Investor. Seller is an “accredited investor” as that term is defined in Rule 501(a)(5), (6), or (10) of the Securities Act.

(b)    No Government Review. Seller understands that neither the United States Securities and Exchange Commission (“SEC”) nor any securities commission or other governmental authority of any state, country or other jurisdiction has approved the issuance of the Payment Shares or passed upon or endorsed the merits of the Payment Shares or any of the other documents relating thereto, or confirmed the accuracy of, determined the adequacy of, or reviewed this Agreement, the Payment Shares or such other documents.

(c)    Investment Intent. The Payment Shares are being acquired for Seller’s own account for investment purposes only, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, Seller further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or third person with respect to any of the Payment Shares.

(d)    Restrictions on Transfer. Seller understands that the Payment Shares are “restricted securities” as such term is defined in Rule 144 under the Securities Act and have not been registered under the Securities Act or registered or qualified under any state securities law, and may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and registration or qualification under applicable state securities laws or the availability of an exemption therefrom. Seller acknowledges that it is able to bear the economic risks of an investment in the Payment Shares for an indefinite period of time, and that its overall commitment to investments that are not readily marketable is not disproportionate to its net worth.

(e)    Investment Experience. Seller has such knowledge, sophistication and experience in financial, tax and business matters in general, and investments in securities in particular, that it is capable of evaluating the merits and risks of this investment in the Payment Shares, and Seller has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon Buyer for legal or tax advice related to this investment. In making its decision to acquire the Payment Shares, Seller has not relied upon any information other than information provided to it by Buyer or its representatives and contained herein.

(f)    Access to Information. Seller acknowledges that it has had access to and has reviewed all documents and records relating to Buyer, that it has deemed necessary in order to make an informed investment decision with respect to an investment in the Payment Shares; that it has had the opportunity to ask representatives of Buyer certain questions and request certain additional information regarding the terms and conditions of such investment and the finances, operations, business and prospects of Buyer and has had any and all such questions and requests answered to its satisfaction; and that it understands the risks and other considerations relating to such investment.

(g)    Reliance on Representations. Seller understands that the Payment Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the federal and state securities laws and that Buyer is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Payment Shares. Seller represents and warrants to Buyer that any information that it has heretofore furnished or furnishes herewith to Buyer is complete and accurate, and further represents and warrants that it will notify and supply corrective information to Buyer immediately upon the occurrence of any change therein occurring prior to Buyer’s issuance of the Payment Shares.

Section 3.26    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 3.27    Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.28    Legal Capacity. Corporate Bodies.

(a)         The Corporate Bodies (including the General Shareholders’ Meeting and the management body) of all companies within the Company Group have complied with corporate regulations in accordance with applicable laws and, in particular, the corporate resolutions adopted until the date hereof do not breach the relevant applicable company laws or the Bylaws of the respective companies within the Company Group.

(b)         Appointments and offices held by the respective management bodies of all companies within the Company Group are in force and duly registered with the corresponding public body (i.e. Spanish relevant Commercial Registries, among others).

Section 3.29    Corporate Matters.

(a)         No company within the Company Group owes members of their respective management bodies any remuneration or compensation as a result of their position.

(b)         There are no existing contractual relationships (whether oral or written) between the Company and the Seller or between companies within the Company Group and any of their respective shareholders and/or directors. In this regard, the companies within the Company Group do not owe any amount to their respective shareholders or directors arising from any contractual relationship that may have been in force prior to the Closing or are not properly accounted for in the Unaudited Financial Statements.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.03    Capitalization. The authorized capital stock of the Company consists of: 170,000,000 shares of Buyer Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Buyer Preferred Stock”). As of the date hereof, 7,853,759 shares of Buyer Common Stock were issued and outstanding (not including shares held in treasury); and no shares of Buyer Preferred Stock were issued and outstanding or held by the Company in its treasury. As of the date of this Agreement: (a) 90,808 shares of Buyer Common Stock are issuable upon exercise of options granted under the BIO-Key International, Inc. Amended and Restated 2015 Equity Incentive Plan, as amended, of which 64,885 shares are exercisable and 621,744 additional shares are reserved for future issuance thereunder, (b) 121,653 shares of Common stock are issuable upon exercise of options granted outside of the forgoing plans of which 121,653 shares are exercisable; and (c) 4,689,387 shares of Common stock are issuable upon exercise of outstanding warrants all of which are exercisable. The Payment Shares, when issued pursuant to Section 2.02 of this Agreement, will be validly issued, fully paid non-assessable and free from all liens and charges with respect to the issuance thereof. Any additional shares of Buyer Common Stock issued pursuant to Section 2.05 of this Agreement in payment of the Earn-Out Payment, will be validly issued, fully paid non-assessable and free from all liens and charges with respect to the issuance thereof.

Section 4.04    Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.05    Sufficiency of Funds. Buyer has sufficient cash on hand or access to other sources of available funds to enable it to make payment of the Closing Date Payment and consummate the transactions contemplated by this Agreement.

Section 4.06    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.07    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.08    Issuance of the Shares; No Preemptive Rights. The Payment Shares have been duly and validly authorized and, when issued pursuant to this Agreement at the Closing, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by Seller. The Payment Shares, when issued pursuant to this Agreement at the Closing, will not be issued in violation of any preemptive rights held by any individual or entity with respect to the Buyer Common Stock. Any shares of Buyer Common Stock to be issued in payment of the Earn-Out Payment will be duly and validly authorized and, when issued pursuant to this Agreement on the Earn-Out Payment Date, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by Seller. Any shares of Buyer Common Stock to be issued in payment of the Earn-Out Payment, when issued pursuant to this Agreement on the Earn-Out Payment Date, will not be issued in violation of any preemptive rights held by any individual or entity with respect to the Buyer Common Stock.

ARTICLE V
COVENANTS

Section 5.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company and Seller shall (x) conduct the business of the Company Group in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company Group and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company Group. Without limiting the foregoing, from the date hereof until the Closing Date, the Company Group shall, and Seller shall cause the Company Group to:

(a)    preserve and maintain all of its Permits;

(b)    pay its debts, Taxes and other obligations when due;

(c)    maintain the properties and assets owned, operated or used by the Company Group in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)    continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)    defend and protect its properties and assets from infringement or usurpation;

(f)    perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)    maintain its books and records in accordance with past practice;

(h)    comply in all material respects with all applicable Laws;

(i)    not to hire any additional employees, consultants or advisors; and

(j)    not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02    Access to Information. Seller and the Company Group shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company Group; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request, including without limitation such financial statements and other data as may be requested by Buyer to prepare financial statements of the Company Group and other disclosure about the Company Group in order comply with applicable securities Laws; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company Group. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company Group. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.03    No Solicitation of Other Bids.

(a)    The Company and Seller shall not, and shall not authorize or permit any of their respective Affiliates or any of its or their Representatives to, directly or indirectly, (i) solicit, encourage, initiate or conduct any discussions or enter into negotiations with any Person (whether such discussions or negotiations are initiated by them or otherwise) with respect to the sale of the equity interests or other investment in the Company or the sale of any portion of the assets of the Company (a “Potential Transaction”); (ii) provide any information to any person, other than Buyer and its Representatives, in connection with a Potential Transaction, or (C) enter into any contract, agreement, understanding or arrangement with any person, other than Buyer and its Representatives, concerning or relating to a Potential Transaction.

(b)    The Company and Seller agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04    Notice of Certain Events.

(a)    From the date hereof until the Closing, Seller and the Company shall promptly notify Buyer in writing of:

(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller or the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)    any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company Group that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)    Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or the Company in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05    Governmental Approvals and Third Party Consents; Government Indebtedness.

(a)    Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)    Seller and the Company shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules. This shall include, without limitation, any notices and consents necessary in connection with the Government Indebtedness in order to avoid any default, acceleration of maturity, increase in interest rate or other material adverse change with respect to the Company’s rights and obligations with respect to the Government Indebtedness.

(c)    If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company Group is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company Group in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its reasonable best efforts to provide the Company Group with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company Group shall assume all obligations and burdens thereunder.

Section 5.06    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). In the event that the Company or Seller is required by applicable Law (based upon the reasonable advice of counsel) to make a public announcement, the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.07    Prohibition on Trading in Buyer Securities. From the date hereof until the Closing, the Company and Seller shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, to purchase or sell any securities of Buyer.

Section 5.08    Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.09    Non-Competition; Non-Solicitation.

(a)    For a period of four (4) years commencing on the Closing Date (the “Restricted Period”), unless waived by Buyer in writing, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the business of identity and access management (the “Restricted Business”) in the geographical areas located anywhere in the world in which the Company Group is engaged in the Restricted Business or is actively planning to engage in the Restricted Business (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company Group and customers or suppliers of the Company Group. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)    During the Restricted Period, unless waived by Buyer in writing, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company Group or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c)    During the Restricted Period, unless waived by Buyer in writing, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company Group or potential clients or customers of the Company Group for purposes of diverting their business or services from the Company Group.

(d)    Seller acknowledges that a breach or threatened breach of this Section 5.09 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)    Seller acknowledges that the restrictions contained in this Section 5.09 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.09 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.09 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.10    Release of the Company. As of the Closing, Seller hereby irrevocably waives and releases the Company Group and any present and former directors, officers, agents and employees of the Company Group, from any and all actions, claims, causes of action or liabilities of any nature, in law or equity, known or unknown, and whether or not heretofore asserted, which Seller ever had, now has or hereafter can, shall or may have against any of the foregoing for, upon or by reason of any matter, cause or thing whatsoever since the formation of the Company to the Closing. Notwithstanding the foregoing, nothing in this Section 5.10 shall be construed to constitute a waiver or release of (i) any claim that Seller may have under this Agreement or any of the Ancillary Agreements, including without limitation, any right to indemnification that Seller may have under Article VIII, (ii) any right to indemnification under the Company’s organizational documents that Seller may have as former director and/or officer of the Company, or (iii) any claim that Seller may have arising under the Rocha Employment Agreement.

Section 5.11    Option to Purchase UAE Subsidiary. At the Closing, (a) Buyer and Seller will enter into an agreement, on terms and conditions reasonably acceptable to all parties, pursuant to which Buyer will have an option to purchase all of the issued and outstanding ownership interests of, or all of the assets of, UAE Subsidiary for nominal consideration of One Dollar ($1.00) in the form attached hereto as Exhibit B (the “UAE Sub Option Agreement”) and (b) the Company and Seller will enter into a management agreement, on terms and conditions reasonably acceptable to all parties, pursuant to which, until Buyer has exercised its purchase option under the UAE Sub Option Agreement, the Company will manage and operate UAE Subsidiary in exchange for a management fee equal to one hundred percent (100%) of all revenues of UAE Subsidiary, less any expenses of UAE Subsidiary and reasonable reserves for taxes and other liabilities in the form attached hereto as Exhibit C (the “UAE Sub Management Agreement”).

Section 5.12    License and Resale Agreement. From the date hereof until the Closing, the License and Resale Agreement shall not be amended, modified, or supplemented in any manner, or terminated without the prior written consent of Buyer.

Section 5.13    Rocha Employment Agreement. At the Closing, the Company and Seller will enter into the Rocha Employment Agreement, in the form attached hereto as Exhibit A.

Section 5.14    Resignation and Related Matters. At the Closing, Seller shall (a) execute and deliver a letter of resignation from his position as sole director of the Company, stating that he is up to date regarding any payments and has no claims whatsoever against the Company (the “Rocha Resignation Letter”) (b) execute the corresponding certification of the resolutions relating to the appointment of the new director(s) designed by the Buyer and such other certifications or resolutions requested by Buyer. (the “Closing Resolutions”); and (c) cause the directors of each Subsidiary to (i) deliver a letter of resignation from his or her position as a director of such Subsidiary, stating that he or she is up to date regarding any payments and has no claims whatsoever against such Subsidiary; and (ii) execute the corresponding certification of the resolutions relating to the appointment of the new director(s) designed by the Buyer and such other certifications or resolutions requested by Buyer.

Section 5.15    SSL Estoppel Certificate. Seller shall cause SSL to execute and deliver to Buyer and the Company a certificate in form and substance acceptable to Buyer (a) stating that as of the Closing, all amounts due to SSL or its Affiliates from Seller, the Company, or any of their respective Affiliates with respect to the negotiation, execution or delivery of the License and Resale Agreement have been paid in full and that neither the Company, the Seller, nor any of their respective Affiliates have any further obligation to, or owe any additional amount of money or any other thing of value to, SSL or any of its Affiliates on account of the negotiation, execution or delivery of the License and Resale Agreement and (b) setting forth all amounts due from the Company to SSL under the License and Resale Agreement as of the Closing (the “SSL Estoppel Certificate”).

Section 5.16    Transfer of Certain Assets. Prior to the Closing, the Company shall be permitted to transfer those assets listed on Schedule 5.16 to the Seller.

Section 5.17    Termination of Services Agreement; Resignations. Prior to the Closing Seller shall cause (a) that certain Services Agreement dated March 1, 2018 by and between the Company and SSL to be terminated and (b) the employees, contractors or consultants of the Company listed on Schedule 5.17 (the “Resigning Employees”) to resign their positions with the Company effective as of the dates set forth in Schedule 5,17. At the Closing, Seller shall deliver to Buyer resignation letters (the “Resignation Letters”) executed by each of the Resigning Employees. Seller shall cause SSL to pay to the Company an amount equal to the sum of (i) the salary, benefits and all other costs of employment paid or payable by the Company to each Resigning Employee with respect to the period commencing on the Closing Date and ending on the resignation date of such Resigning Employee and (ii) €10,000.

Section 5.18    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
TAX MATTERS

Section 6.01    Tax Covenants.

(a)    Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Company Group, their respective Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company Group in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Company Group, their respective Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company Group) against any such Tax or reduction of any Tax asset.

(b)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)    Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company Group after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least twenty (20) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Company Group that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company Group shall be terminated as of the Closing Date. After such date none of the Company Group, Seller nor any of Seller’s Affiliates nor their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03    Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.21; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Company Group or relating to the business of the Company Group for all Pre-Closing Tax Periods including, without limitation, the portion of any Taxes of the Company Group with respect to a Straddle Period that are allocable to the period on or before the Closing Date; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under any federal/national, state/provincial or local Law; and (e) any and all Taxes of any person imposed on the Company Group arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer or the Company Group. The aggregate amount of all Losses for which Seller shall be liable pursuant to this Article VI, together with Losses pursuant to Section 8.02(a), shall not exceed the Purchase Price. Notwithstanding the foregoing, the limitations set forth herein shall not apply to Losses based upon, arising out of, with respect to or by reason of the fraud, willful breach or intentional misrepresentation of Seller.

Section 6.04    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05    Amended Tax Returns. Notwithstanding any provision in this Agreement to the contrary, the Seller and Company Group shall not be permitted to file or cause to be filed any amended tax return of the Company Group or make a tax election for or with respect to any taxable period ending on or before the Closing Date without the prior written consent of the Buyer, such consent not to be unreasonably withheld, conditioned, or delayed.

Section 6.06    Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company Group, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of Seller’s choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 6.07    Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company Group. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company Group for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company Group for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.08    Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.21 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.10    Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the Fundamental Representations, the representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)    Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)    No Action shall have been commenced against Buyer, Seller or the Company Group which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)    All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)    All notices and consents necessary to avoid any default, acceleration of maturity, increase in interest rate or other material adverse change with respect to the Company’s rights and obligations with respect to the Government Indebtedness shall have been provided to or obtained from the necessary Governmental Authorities, as applicable.

(f)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g)    The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(h)    At least three (3) Business Days before Closing, Seller shall have delivered to Buyer the Closing Indebtedness Certificate and the Closing Transaction Expenses Certificate.

(i)    Seller shall have delivered to Buyer the Estimated Closing Working Capital Statement contemplated in Section 2.04(a)(ii).

(j)    Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for each member of the Company Group from the applicable Governmental Authority of the jurisdiction under the Laws in which each member of the Company Group is organized.

(k)    Seller shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(l)    Buyer shall have received a certificate, dated the Closing Date and signed by Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(m)    Seller shall have delivered to Buyer the Rocha Resignation Letter and other deliveries set forth in Section 5.14.

(n)    Seller shall have delivered to Buyer the Closing Resolutions.

(o)    Seller shall have delivered to Buyer the SSL Estoppel Certificate.

(p)    Seller shall have delivered to Buyer the Resignation Letters.

(q)    The License and Resale Agreement shall be in full force and effect.

(r)    Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the Fundamental Representations, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)    The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

(e)    Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(f)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(h)    Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
INDEMNIFICATION

Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.21 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, 3.10, 3.20, 3.21, 3.26, 4.01 and 4.06 (collectively, the “Fundamental Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02    Indemnification By Seller and the Company. Subject to the other terms and conditions of this Article VIII, Seller and the Company shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Seller or the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.21, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company (prior to the Closing) or Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c)    any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.04(a)(i);

(d)    any Resigning Employee; or

(e)    the negotiation, execution or delivery of the License and Resale Agreement or any claim by SSL or any Affiliate of SSL that is inconsistent with the SSL Estoppel Certificate;

provided, however, that the Company’s indemnification obligations hereunder shall terminate as of the Closing.

Section 8.03    Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and Seller’s Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

Section 8.04    Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)    The aggregate amount of all Losses for which Seller and/or the Company shall be liable pursuant to Section 8.02(a) shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) (the “Cap”); provided, however, that the aggregate amount of all Losses for which Seller and/or the Company shall be liable pursuant to Section 8.02(a) based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Fundamental Representations, together with Losses in respect of indemnification under Article VI, shall not exceed the Purchase Price.

(b)    The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)    Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of the fraud, willful breach or intentional misrepresentation of Seller, the Company or Buyer, as applicable.

(d)    For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e)    Any payment made by an Indemnifying Party to an Indemnified Party pursuant to Article VIII in respect of any claim will be net of any insurance proceeds or other recovery realized by and paid to the Indemnified Party in respect of such claim. Each Indemnified Party shall use commercially reasonable efforts to pursue recovery under all insurance policies and other rights of recovery available to it. If an Indemnified Party receives a recovery with respect to Losses for which such Indemnified Party has been previously compensated, such Indemnified Party shall remit the amount of such proceeds, in each case up to the amount previously paid by the applicable Indemnifying Party with respect to such Loss, to the applicable Indemnifying Party. An Indemnifying Party shall be subrogated to the Indemnified Party's rights of recovery to the extent of any Losses satisfied by the Indemnifying Party hereunder. The Indemnified Party shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof, including reasonable access to the books and records of the Company.

Section 8.05    Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.21 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication in the manner set forth in Section 8.09. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 8.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09    Setoff; Payment Process. The Buyer shall be entitled to set off amounts owing by Seller to any Buyer Indemnified Party pursuant to this Article VIII against any amounts owed to the Seller by the Buyer, pursuant to Section 2.04, Section 2.05, or Section 2.08. In this regard, without limiting anything to the contrary set forth herein, Buyer shall seek to recover any amount owed by the Seller to any Buyer Indemnified Party pursuant to this Article VIII: (a) first through a set off of such amount against any amount owing to the Seller by the Buyer pursuant to Section 2.04, (b) second through a set off of such amount against any amount then owed to Seller by the Buyer pursuant to Section 2.08, and (c) third, through such a set off against amounts then owed by Buyer to Seller pursuant to Section 2.05. If the forgoing rights of set-off are insufficient to satisfy in full all amounts due and owing to the Buyer Indemnified Parties pursuant to this Article VIII at or prior to the time set forth in Section 8.06, Seller shall pay such amounts to Buyer by wire transfer of immediately funds. In the event that any set-off hereunder is effected by withholding or retaining any shares of Buyer Common Stock, such shares shall be valued at the Buyer Common Stock Price on the date that payment for the Loss giving rise to such set-off is due as set forth in Section 8.6.

ARTICLE IX
TERMINATION

Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Seller and Buyer;

(b)    by Buyer by written notice to Seller if:

(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by February 28, 2022, which date may be extended by Buyer in its sole and absolute discretion up to thirty (30) days (the “Outside Closing Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)    by Seller by written notice to Buyer if:

(i)    Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Closing Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)    by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in this Article IX and Article X hereof; and

(b)    that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof

ARTICLE X
MISCELLANEOUS

Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Seller or the Company (prior to Closing) to:

Alex Rocha

Calle Punto Mobi 4
28805 Alcala de Henares

Madrid, Spain

with a copy to:

if to Buyer or the Company (after the Closing) to:

BIO-key International, Inc.
3349 Highway 138, Building A, Suite E
Wall, NJ 07719
Attn: Michael DePasquale, CEO

with a copy to:

Fox Rothschild LLP
Attn: Vincent A. Vietti, Esq.
Princeton Pike Corporate Center
997 Lenox Drive, Building 3
Lawrenceville, NJ 08648-2311
E-Mail: vvietti@foxrothschild.com

Section 10.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller or the Company, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08    No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW JERSEY IN EACH CASE LOCATED IN MERCER COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

BIO-KEY INTERNATIONAL, INC.

By:	/s/ Michael W. DePasquale
Name:	Michael W. DePasquale
Title:	Chief Executive Officer

SELLER:

/s/ Alex Rocha
ALEX ROCHA

COMPANY:

Swivel Secure Europe, S.A.

By:	/s/ Alex Rocha
Name:	Alex Rocha
Title:

EXHIBIT A

FORM OF ROCHA EMPLOYMENT AGREEMENT

CONTRATO ESPECIAL DE TRABAJO DE PERSONAL DE ALTA DIRECCIÓN	SPECIAL EMPLOYMENT AGREEMENT FOR SENIOR MANAGEMENT PERSONNEL

En Madrid a _______ de ________[febrero]de 2022	In Madrid, on[February]_______, 2022

REUNIDOS	REUNITED

De una parte, la sociedad Swivel Secure Europe, S.A. con C.I.F. A-87886347 y domicilio social en Alcalá de Henares (Madrid), en la Avenida de Juan Carlos I, número 13, planta 12, Torre Garena, representada por James Sullivan, mayor de edad, de nacionalidad americana, con pasaporte de su nacionalidad número 591554405 y con N.I.E. […], en calidad de Administrador Mancomunado; y por Dª Cecilia Welch, mayor de edad, de nacionalidad americana, con pasaporte de su nacionalidad número 673200163 con N.I.E. […], en calidad de Administradora Mancomunada.

En adelante la “Sociedad” o la “Empresa”.

De otra parte, D. Alexandre Joao Loureiro Da Rocha, mayor de edad, de nacionalidad portuguesa con pasaporte número C618485, y con N.I.E. nº X8240687-V, y con domicilio en Avenida de España 43B, Coslada, Madrid, España en su propio nombre y derecho (de aquí en adelante, el “Alto Directivo”, el “Director General”, el “Empleado” o el “Trabajador”).

On the one hand, the company Swivel Secure Europe, S.A. with C.I.F. A-87886347 and registered office at Alcalá de Henares (Madrid), Avenida de Juan Carlos I, number 13, 12th floor, Torre Garena, represented by Mr. James Sullivan, of legal age, with United States Passport number 591554405 and N.I.E. […], acting as Joint Director; and Cecilia Welch, of legal age, with United States Passport number 673200163 and N.I.E. […], acting as Joint Director.

Hereinafter, the “Employer” or the “Company”.

On the other hand, Mr. Alexandre Joao Loureiro Da Rocha, of legal age, of Portuguese nationality, with passport number C618485 and N.I.E. nº X8240687-V, with address at Avenida de España 43B, Coslada, Madrid, Spain in his own name and right (hereinafter, the "Senior Manager", the “CEO”, the “Employee” or the “Worker”).

EXPONEN	WHEREAS

1. La empresa se dedica a la actividad de servicios y ventas de software y hardware de gestión de acceso e identidad.	1. The Company is involved in the business of identity and Access Management software and hardware sales and services.

2. El Sr. Rocha viene prestando servicios para la Sociedad como Administrador Único de la misma desde 2017.

3. Como consecuencia del Contrato de Compraventa de Acciones suscrito el día 2 de febrero 2022 entre la Sociedad y BIO-key International, Inc. para la compraventa del negocio de propiedad exclusiva del Empleado, por el que éste transmitió la totalidad de las acciones de la Sociedad, (en adelante, el "Contrato de Compraventa de Acciones"), el Sr. Rocha ha cesado en su cargo de Administrador Único de la Sociedad, aunque seguirá prestando sus servicios como Director General de la misma.

4. Las Partes desean regular la prestación de servicios del Sr. Rocha para la Sociedad en las condiciones jurídicas y económicas establecidas en el presente contrato (en adelante, el "Contrato de Trabajo").

5. Las partes están conformes en suscribir el presente Contrato especial de trabajo de Personal de Alta Dirección al amparo de lo establecido en el artículo 2.1.a) del Real Decreto Legislativo 2/2015, de 23 de octubre, por el que se aprueba el texto refundido de la Ley del Estatuto de los Trabajadores (en adelante, “TRLET”) y del Real Decreto 1382/1985, de 1 de agosto, por el que se regula la relación laboral de carácter especial del personal de alta dirección (en adelante, “RD Alta Dirección”), que se regirá mediante las siguientes:

2. Mr. Rocha has been providing services for the Company as its Sole director since 2017.

3. As a consequence of the Stock Purchase Agreement executed on February 2, 2022 between the Employee and BIO-key International, Inc. for the sale and purchase of the Employee’s wholly-owned business, by which he transferred all the shares of the Company, (hereinafter, the “Stock Purchase Agreement”), Mr. Rocha has ceased in his position as Sole Director of the Company, although he shall continue to render his services as the Company’s CEO.

4. The Parties wish to regulate Mr. Rocha´s provision of services for the Company under the legal and financial conditions set out in this employment agreement (hereinafter, the “Employment Agreement”).

5. The Parties agree to sign this special employment Agreement for Senior Management Personnel in accordance with the provisions of article 2.1.a) of Royal Legislative Decree 2/2015, of 23 October, approving the revised text of the Workers' Statute Act (hereinafter, “TRLET”) and Royal Decree 1382/1985, of 1 August, regulating the special employment relationship of senior management personnel (hereinafter, “RD Senior Management”), which shall be governed by the following:

ESTIPULACIONES	PROVISIONS

Primera.- Objeto

El presente contrato tiene por objeto la regulación del desempeño del puesto de trabajo de Director General, ejercitando poderes inherentes a la Empresa y relativos a los objetivos generales de la misma, con autonomía y plena responsabilidad, limitadas por los criterios e instrucciones directas que reciba del órgano de administración de la Sociedad. A tal efecto se le entregará escritura de poder mercantil concedido a su favor.

First- Object

The purpose of this contract is to regulate the position of CEO, exercising powers inherent to the Company and related to the general objectives of the same, with autonomy and full responsibility, limited by the criteria and direct instructions received from the management body of the Company. For this purpose, he shall be given a deed of commercial power of attorney granted in his favor.

Segunda.- Periodo de vigencia

El presente contrato especial de trabajo de personal de alta dirección comenzará a regir el día ___________________2022, teniendo a todos los efectos legales una duración indefinida.

Tercera.- Lugar de trabajo

El centro de trabajo está ubicado en Alcalá de Henares (Madrid), en la Avenida de Juan Carlos I, número 13, planta 12, Torre Garena, sin perjuicio de que el Alto Directivo, cuando sea necesario en función de su puesto de trabajo y de los intereses de la Empresa, deba desplazarse temporalmente fuera de su centro de trabajo, tanto dentro como fuera de España.

Todos los desplazamientos se realizarán conforme a lo dispuesto en la normativa aplicable, siendo necesaria la previa autorización escrita del órgano de Administración si así lo exigiese el poder que la Empresa otorgará al Empleado (en adelante, el “Poder del Empleado”).

Cuarta.- Funciones y categoría profesional

(i). El Alto Directivo desempeñará el cargo de Director General, realizando los trabajos de Dirección propios de este cargo, con autonomía y plena responsabilidad y siempre bajo los criterios e instrucciones directas del órgano superior de gobierno y administración de la Empresa.

Como Director General, prestará servicios de gerencia, supervisión y desarrollo de la gestión y actividad de la Empresa, en el sentido más amplio del término, y se dedicará a impulsar el negocio de la Empresa, adoptando aquellas decisiones que sean necesarias para su debido funcionamiento, de conformidad con las facultades contenidas en el Poder del Empleado, comprometiéndose a mantener debidamente informado al Órgano de Administración de cualquier evento relevante en relación con la actividad de la Empresa, debiendo respetar sus directrices y decisiones, y solicitando su autorización cuando ello sea necesario, de acuerdo con el Poder del Empleado.

Second – Term

This special employment agreement for senior management personnel will take effect on 2022, with an indefinite duration for all legal purposes.

Third. – Workplace

The work center is located at Alcalá de Henares (Madrid), Avenida de Juan Carlos I, number 13, 12th floor, Torre Garena. This notwithstanding, the Senior Manager, when necessary depending on his job position and the interests of the Company, may temporarily need to travel out of his work center, both inside and outside Spain.

All trips will be made in accordance with the provisions of the applicable regulations, the prior written authorization of the Administration body being necessary if so required by the power of attorney that will be granted to the Employee by the Company (hereinafter, the “Employee’s PoA”).

Fourth. -Functions and professional category

(i). The Senior Manager will hold the position of CEO, performing the management tasks of this position, with autonomy and full responsibility, and always under the criteria and direct instructions of the highest governing body and administration of the Company.

As CEO, he will provide management, supervision and development services for the management and activity of the Company, in the broadest sense of the term and he will be dedicated to promoting the business of the Company, adopting those decisions that are necessary for its proper functioning, in compliance with the Employee’s PoA, undertaking to keep the Directors of the Company duly informed of any relevant event regarding the activity of the Company, and to follow its guidelines and decisions, and to request their authorisation whenever it is required, further to the Employee’s PoA.

(ii). A título enunciativo y no limitativo, se definen las siguientes funciones generales:

–      Planificar y organizar las actividades de la Empresa, asignar tareas al personal y delegar responsabilidades;

–      Elaborar y controlar los presupuestos de la Empresa;

–      Negociar o aprobar contratos y acuerdos que sean estratégicos para la Empresa, ya sea con proveedores, distribuidores, clientes u otros;

–      Estudiar la competitividad de la Empresa en el mercado y las estrategias de la competencia y esforzarse por encontrar nuevos mercados;

–      Definir el organigrama de la Empresa;

–      Representar a la Empresa en reuniones, congresos y seminarios y servir de enlace con otros recursos.

(iii). Derechos y obligaciones del Alto Directivo:

–      El Alto Directivo llevará a cabo sus tareas conforme a la naturaleza de su cargo, con la diligencia debida y en base a los principios de la buena fe, integridad y lealtad.

–      El Alto Directivo buscará y aportará todas aquellas oportunidades de negocio que surjan o que le ofrezcan, siempre que estén relacionadas con las actividades comprendidas en el objeto social de la Empresa.

–      El Alto Directivo, excepto por aquello dispuesto en este Contrato, o por decisión expresa del Accionista Único o del Órgano de Administración de la Sociedad, no podrá disponer de los activos sociales ni de los servicios de sus empleados, o valerse de su posición, para obtener ventajas patrimoniales para sí mismo, su familia o entidades vinculadas.

–      El Alto Directivo tendrá la obligación de asistir a todas aquellas reuniones convocadas por el Órgano de Administración, para dar cuenta de la trayectoria y evolución de la actividad de la Empresa.

–      El Alto Directivo deberá poner, sin demora, en conocimiento del Accionista Único y del Órgano de Administración, cualquier situación de la que se pueda derivar un conflicto de intereses, absteniéndose de asistir e intervenir en aquellas deliberaciones que afecten a asuntos en los que sea, a efectos personales, parte interesada.

–      El Alto Directivo respetará de forma plena la legalidad vigente en el ejercicio de sus funciones y tomará las medidas necesarias para asegurarse de que los directivos y empleados de la Sociedad también den cumplimiento a las disposiciones legales, debiendo comunicar al Accionista Único y al Órgano de Administración cualquier situación o actuación de la que tenga conocimiento y fuera susceptible de vulnerar la legislación aplicable.

(ii). His general tasks will be, including but not limited to, the following:

–      Plan and organize the activities of the Company, assign tasks to the staff and delegate responsibilities;

–      Prepare and control budgets of the Company;

–      Negotiate or approve contracts and agreements that are strategic for the Company, whether with suppliers, distributors, customers or others;

–      Study the competitiveness of the Company in the market and the strategies of the competitors and strive to find new markets;

–      Define the organization chart of the Company;

–      Represent the Company in meetings, congresses and seminars and serve as liaison with other resources.

(iii). Rights and obligations of the Senior Manager:

–      The Senior Manager will carry out his tasks according to the nature of his position, with due diligence and based on the principles of good faith, integrity and loyalty.

–     The Senior Manager will seek and provide all business opportunities that arise or that are offered to him, provided they are related to the activities included in the corporate purpose of the Company.

–     The Senior Manager, except as provided in this Agreement, or by express decision of the Sole Shareholder or the Administration Body of the Company, will not be able to dispose of the social assets or services of the Company’s employees, or use his position to obtain any patrimonial advantages for himself, his family or related entities.

–      The Senior Manager shall attend all those meetings convened by the Administration Body, to report about the evolution of the Company's activity.

–      The Senior Manager must promptly inform the Sole Shareholder and the Administration Body of any situation from which a conflict of interest may arise, abstaining from attending and/or intervening in those deliberations that affect matters in which he is, for personal purposes, an interested party.

–      The Senior Manager will fully respect the current laws and regulations in the exercise of his functions and will take the necessary measures to ensure that the Company's executives and employees also comply with the legal provisions and must notify the Sole Shareholder and the Administration Body of the Company about any situation or action of which he has knowledge and may breach applicable laws.

Quinta.- Retribución

(i) El Alto Directivo percibirá una retribución en metálico de DOSCIENTOS QUINCE MIL EUROS (215.000€) brutos anuales, distribuido en 12 pagas, dentro de las cuales se encuentran prorrateadas las dos pagas extraordinarias de junio y Navidad.

(ii) Dentro de dichas cantidades se encuentra incluida la compensación por no competencia post-contractual, equivalente a un 65% del salario bruto anual dispuesto en el párrafo anterior, que se desarrolla con mayor precisión en la estipulación decimoprimera.

(iii) La retribución fijada en los párrafos anteriores por estos conceptos sufrirá las deducciones legales que corresponda por conceptos de Seguridad Social e Impuesto sobre la Renta de las Personas Físicas y cualquier otra que fuera aplicable.

(iv) El sueldo asignado al Alto Directivo deberá ser considerado como CONFIDENCIAL, y, por lo tanto, no deberá divulgarlo ni discutirlo entre el personal de la Empresa. Cualquier asunto relacionado con este tema deberá tratarlo directamente con el Órgano de Administración.

Sexta.- Sistema de Calidad

El Alto Directivo estará involucrado especialmente en el Sistema de Calidad de los servicios y productos de la Empresa, que asegura lo siguiente:

(i)          El cumplimiento de todos los requisitos legales, reglamentos y normas en materia de productos y actividades de la Empresa;

Fifth. – Salary

(i) The Senior Manager will be entitled to a cash salary of TWO HUNDRED FIFTEEN THOUSAND EUROS (215,0000€) gross per year, distributed in 12 installments, which include two prorated extraordinary payments for June and Christmas.

(ii) These amounts include compensation for post-contractual non-competition, equivalent to 65% of the annual gross salary set forth in the previous paragraph, which is further developed in Clause Eleventh herein.

(iii) The remuneration fixed in sections above for these concepts will be subject to the legal deductions corresponding to Social Security concepts and Personal Income Tax and any other that might be applicable.

(iv)The salary assigned to the Senior Manager must be considered as CONFIDENTIAL, and, therefore, he must not disclose it or discuss it among the personnel of the Company. Any matter related to this issue should be dealt with directly with the Company’s Administration Body.

Sixth - Quality system

The Senior Manager will be specially involved in the Quality System of the services and products of the Company, and shall ensure the following:

(i)    Compliance with all legal requirements, regulations and rules regarding products and activities of the Company;

(ii)  La perfecta adaptación de los conocimientos técnicos y la organización de la Empresa;

(iii)   El mayor nivel de satisfacción de los clientes con la Empresa.

A través de sus funciones, el Alto Directivo participará activamente en las siguientes tareas:

(i)     Supervisar y promover el espíritu de Calidad;

(ii)   Observar estrictamente todas las disposiciones de Calidad (procedimientos, métodos de operación, etc.);

(iii)   Mejorar constantemente aquellas cuestiones que requieren mejora proponiendo y/o apoyando soluciones adaptadas a los problemas que hayan surgido.

Séptima.- Medios de trabajo

La Empresa podrá, en función de las necesidades, proporcionar al Alto Directivo el equipo de trabajo apropiado para poder realizar eficazmente su trabajo, incluyendo, cuando proceda, teléfono móvil, portátil, tarjeta de crédito, llaves, etc.

El equipo permanecerá en propiedad de la Empresa y será devuelto a la misma intacto y sin necesidad de reclamación por parte de la Empresa al terminar el presente contrato de trabajo. Cuando sea requerido por la Empresa, el Empleado deberá documentar y proporcionar a la Empresa cualquier nombre de usuario y contraseña u otras credenciales de acceso de los sistemas o cuentas online relacionados con la Empresa que tenga en su poder.

(ii)   The perfect adaptation of the technical knowledge and organization of the Company;

(iii)   The highest level of customer satisfaction with the Company.

Through its functions, the Senior Manager will actively participate in the following tasks:

(i)     Supervise and promote the spirit of Quality;

(ii)    Strictly observe all Quality provisions (procedures, methods of operation, etc.);

(iii) Constantly improve those issues that require improvement by proposing and / or supporting solutions adapted to the problems that have arisen.

Seventh. - Means of work

The Company may, when needed, provide the Senior Manager with the appropriate working equipment to enable him to carry out his work effectively, including, where appropriate, mobile phone, laptop, credit card, keys, etc.

The equipment will remain the property of the Company and will be returned to the same, intact and without the need for a claim by the Company upon termination of this Agreement. At Company’s request, Employee shall document and provide Company with any usernames and passwords or other access credentials of Company-related systems or online accounts in his possession.

Eighth. - Working time

The Senior Manager working day or working hours will be adjusted to the standard established generally in the Company.

Octava.- Tiempo de trabajo

La jornada o el horario de trabajo del Alto Directivo se ajustará al estándar establecido con carácter general en la Empresa.

Novena.- Vacaciones

Se establecen unas vacaciones anuales de TREINTA DÍAS naturales (equivalentes a 22 días laborables), o a los días que, en proporción, le correspondan si el tiempo servido en el año natural fuese menor.

Los días de vacaciones los podrá disfrutar en uno o más períodos y en el momento en que desee, siempre que éste no coincida con el período de mayor actividad de la Empresa.

Décima.- Exclusividad durante la vigencia del contrato de trabajo especial de personal de alta dirección

Las partes pactan expresamente celebrar este contrato en régimen de plena dedicación del Alto Directivo.

La compensación económica fijada se ha establecido en atención a tal dedicación. En consecuencia, el Alto Directivo, no podrá realizar actividad alguna ajena a la Empresa, salvo con expresa autorización escrita del Órgano de Administración de la misma.

El Alto Directivo manifiesta no estar vinculado con ninguna otra Empresa al formalizar el presente contrato, excepto que puede ser propietario pasivo de acciones en empresas que cotizan en una bolsa pública, y acepta notificar a la Compañía si obtiene acciones en una empresa privada, y se compromete a no adquirir ni mantener en propiedad una participación en dichas acciones que pueda crear un conflicto de intereses con su función en la Empresa o incumplir el párrafo (i) (a) de la Cláusula Decimoprimera.

El Anexo 1 de este Acuerdo revela todos los intereses de propiedad existentes relacionados con esta Sección.

Ninth. – Vacation

An annual holiday of THIRTY calendar days (equivalent to 22 working days) is established, or the days corresponding, if the time served in the calendar year was less.

Vacation days may be taken in one or more periods and at the time of the Employee’s choice, provided that this does not coincide with the Company's busiest period.

Tenth. - Exclusiveness during the term of the special employment agreement for senior management personnel

The parties expressly agree to enter into this agreement under the full dedication of the Senior Manager.

The financial compensation set has been established in response to such dedication. Accordingly, the Senior Manager may not carry out any activity outside the Company, except with express written authorization from the Management Body of the Company.

The Senior Manager declares that he has no links with any other Company, at the time of executing this Agreement, except that he may passively own shares in companies listed on a public exchange, and agrees to notify Company if he intends to obtain shares in a private company, and covenants that he will not purchase such shares or maintain ownership of such shares if that would create a conflict of interest with his role at the Company or violate Section (i) (a) of Article Eleventh.

Schedule 1 of this Agreement discloses all existing ownership interests related to this clause.

Decimoprimera.- No competencia post- contractual

(i) Obligación de no-competencia post-contractual.

(a) Si la terminación del empleo ocurre antes del 1 de [marzo] de 2025, entonces por un período de 24 meses a partir de la fecha de terminación de este Contrato de Trabajo por cualquier motivo (el "Período Restringido"), el Trabajador no podrá, directa o indirectamente, (i) dedicarse o ayudar a otros a dedicarse al negocio de la Sociedad, de la gestión de identidades y accesos (el "Negocio Restringido") en las áreas geográficas ubicadas en cualquier parte del mundo en la que la Sociedad y/o cualquiera de las entidades de su grupo empresarial se dedique al Negocio Restringido o esté planeando activamente dedicarse al Negocio Restringido (el "Territorio"); (ii) tener una participación en cualquier entidad que se dedique directa o indirectamente al Negocio Restringido en el Territorio a cualquier título, incluyendo como socio, accionista, miembro, empleado, director, agente, fideicomisario o consultor; o (iii) interferir intencionadamente en cualquier aspecto material con las relaciones comerciales (ya sean formadas antes o después de la fecha de este Contrato de Trabajo) entre la Empresa y/o cualquiera de las entidades de su grupo empresarial y sus clientes o proveedores.

Sin perjuicio de lo anterior, el Trabajador podrá ser titular, directa o indirectamente, únicamente como inversión, de valores de cualquier entidad que cotice en cualquier bolsa de valores nacional si el Trabajador no es un propietario mayoritario de, o un miembro de un grupo que controle, dicha entidad y no posee, directa o indirectamente, el 5% o más de cualquier clase de valores de dicha entidad.

Eleventh. - No post-contractual competition

(i)Post-contractual non-competition obligations.

(a) If termination of employment occurs prior to [March]_________ 1, 2025, then for a period of 24 months following the date of termination of this Employment Agreement for whatever reason (the “Restricted Period”), Worker shall not, directly or indirectly, (i) engage in or assist others in engaging in the business of the Company, i.e. identity and access management (the “Restricted Business”) in the geographical areas located anywhere in the world in which the Company and/or any of its affiliates is engaged in the Restricted Business or is actively planning to engage in the Restricted Business (the “Territory”); (ii) have an interest in any entity that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Employment Agreement) between the Company and/or any of its affiliates and their customers or suppliers.

Notwithstanding the foregoing, Worker may own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if Worker is not a controlling owner of, or a member of a group which controls, such entity and does not, directly or indirectly, own 5% or more of any class of securities of such entity.

(b) Durante el Periodo Restringido, el Trabajador no contratará ni ayudará a otros a contratar o solicitar, directa o indirectamente, a ningún empleado de la Empresa y/o cualquiera de las entidades de su grupo empresarial, ni alentará a ningún empleado a dejar dicho empleo, ni contratará a ningún empleado que haya dejado dicho empleo, excepto en el caso de una solicitud general que no esté dirigida específicamente a ninguno de dichos empleados.

(c) Durante el Periodo Restringido, el Trabajador no solicitará ni ayudará a otros, directa o indirectamente, a solicitar o atraer, o intentar solicitar o atraer, a ningún cliente o cliente o cliente potencial de la Empresa y/o cualquiera de las entidades de su grupo empresarial con el fin de desviar su negocio o servicios de la Empresa.

(d) Cuando la terminación se produzca después del 1 de [marzo] de 2025, el Período Restringido se reducirá a doce (12) meses. En dicho caso, la Compañía puede optar por extender el Período restringido por un máximo de doce (12) meses más notificando al Trabajador 30 días antes del final del Período restringido existente y pagando el 25% del salario mensual del Trabajador por mes así extendido al comienzo de cada mes, y prorrateado para el primer mes por el número de días restantes en ese mes.

(ii) Compensación

Dentro de la retribución bruta anual establecida en la Cláusula Quinta (i), ambas partes reconocen que se incluye la compensación por no competencia post-contractual, que asciende al 65% de dicha retribución, y que se repartirá en las doce mensualidades.

(b) During the Restricted Period, Worker shall not, and shall not assist others to, directly or indirectly, hire or solicit any employee of the Company and/or any of its affiliates or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) During the Restricted Period, Worker shall not, and shall not assist others to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers or potential clients or customers of the Company and/or any of its affiliates for purposes of diverting their business or services from the Company.

(d) Where termination occurs after [March] 1, 2025, the Restricted Period shall be reduced to twelve (12) months.

(ii) Compensation

Within the gross annual salary established in Clause Fifth (i), both parties recognize that compensation for post-contractual non-competition is included, that it amounts to 65% of said salary, and which will be distributed in twelve monthly installments.

La citada compensación se refiere a la obligación de la Sociedad de indemnizar al Alto Directivo por la no competencia post-contractual, y ambas partes acuerdan que dicha compensación económica es adecuada a tales efectos. El resto de la retribución corresponde a los servicios prestados.

En caso de incumplimiento de esta cláusula de no competencia, el Alto Directivo deberá devolver a la Sociedad todas las cantidades compensatorias que hubiera percibido, y pagar una indemnización por los daños y perjuicios causados directa o indirectamente por sus conductas. Además, el Alto Directivo reconoce que un incumplimiento o amenaza de incumplimiento de las obligaciones contenidas en esta cláusula daría lugar a un daño irreparable para la Empresa, para la cual los daños monetarios no serían un remedio adecuado, y por la presente acepta que en el caso de un incumplimiento o amenaza de incumplimiento por parte del Trabajador de cualquiera de dichas obligaciones, la Empresa, además de todos los demás derechos y recursos que puedan estar a su disposición con respecto a dicho incumplimiento, tendrá derecho a una reparación equitativa, incluyendo una medida cautelar, una orden judicial, el cumplimiento específico y cualquier otra reparación que pueda estar disponible en un tribunal de jurisdicción competente.

La Empresa declara tener un interés, tanto comercial como industrial, en que el Empleado cumpla con la obligación de no competencia post-contractual, necesaria para asegurar el normal desarrollo de la actividad principal de la Sociedad, dado que su incumplimiento causaría un daño irreparable, en el caso de que el Alto Directivo, como Director General de la Sociedad, compita en el ámbito de las actividades empresariales de la Sociedad y dentro de todo el Territorio.

The mentioned compensation relates to the Company’s obligation to compensate the Senior Manager for the post-contractual non-competition, and both parties agree that said financial compensation is adequate for such purposes. The rest of his compensation corresponds to the services rendered.

In case of his breach of this non-compete clause, the Senior Manager will have to pay back to the Company all compensating amounts that he might have received, and pay an indemnity for the damages caused directly or indirectly by his behaviours. Furthermore, the Senior Manager acknowledges that a breach or threatened breach of this Section would give rise to irreparable harm to the Company, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Worker of any such obligations, the Company shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

The Company declares to have an interest, both commercial and industrial, in the Employee’s compliance with the post-contractual non-competition obligation, which is necessary to ensure the normal development of the main business activity of the Company, given that its breach would cause irreparable damage, in the event that the Senior Manager, as the General Manager of the Company, competes in the scope of business activities of the Company and within the entire Territory.

El Alto Directivo declara y reconoce que existe un interés legítimo, tanto comercial como industrial, en regular las presentes obligaciones de no competencia post-contractual y reconoce que las limitaciones derivadas de esta cláusula son adecuadas y razonables.

Decimosegunda.- Extinción por voluntad del Alto Directivo

El Alto Directivo podrá extinguir voluntariamente el contrato especial de trabajo, debiendo mediar un preaviso mínimo de tres (3) meses.

La Empresa tendrá derecho, en caso de incumplimiento total o parcial del deber de preaviso, a una indemnización equivalente a los salarios correspondientes a la duración del periodo incumplido.

Decimotercera.- Extinción del contrato por voluntad de la Empresa

(i)         Con anterioridad al 1 de [marzo] de 2024, y salvo lo dispuesto en el inciso (iii) siguiente, en caso de que la Sociedad despida unilateralmente al Alto Gerente por cualquier causa distinta del incumplimiento grave y culpable del Alto Directivo, la Empresa deberá pagar al Empleado una indemnización igual al salario que le hubiera correspondido desde la fecha del despido hasta el 28 de [febrero] de 2024.

The Senior Manager declares and recognizes that there is a legitimate interest, both commercial and industrial, in regulating the present post-contractual non-competition obligations and recognizes that the limitations derived from this clause are adequate and reasonable.

Twelfth.- Termination by the Senior Manager

The Senior Manager may voluntarily terminate this employment contract, with a minimum notice of three (3) months.

In the event of total or partial breach of the duty of notice, the Company shall be entitled to an indemnity equivalent to the salaries corresponding to the duration of the unfulfilled period.

Thirteenth. - Termination of the agreement by the Company

(i)         Except as set forth in subsection (iii) below, in case the Company unilaterally terminates this Employment Agreement for any reason other than a serious breach by the Employee, the Company must pay an indemnity equal to the salary that he would have received from the date of dismissal until [February] 28, 2024.

(ii)          A partir del 1 de [marzo] de 2024, salvo lo dispuesto en el inciso (iii) siguiente, la Empresa podrá extinguir el contrato de trabajo especial, comunicándolo por escrito y debiendo mediar un preaviso mínimo de tres (3) meses.

El Alto Directivo tendrá, en esto supuesto, derecho a una indemnización equivalente a 20 días del salario en metálico pactado (en la estipulación quinta) por año de servicio, con el límite de seis (6) mensualidades.

En los supuestos de incumplimiento total o parcial del preaviso por la Empresa, el Alto Directivo tendrá derecho a una indemnización equivalente a los salarios correspondientes a la duración del periodo incumplido.

(iii)       La Empresa podrá extinguir el contrato de trabajo especial por incumplimiento grave y culpable del Alto Directivo, debiendo ser notificado por escrito, haciéndole figurar los hechos que lo motivan y la fecha de efectos, sin que el Alto Directivo tenga derecho a ningún tipo de indemnización.

(iv)      Si la extinción del contrato de trabajo especial fuera declarado improcedente o nulo, la Empresa y el Alto Directivo acordarán si se produce la readmisión o el abono de una indemnización equivalente a veinticinco (25) días de salario metálico pactado (estipulación quinta) y hasta un máximo de doce (12) mensualidades. En caso de desacuerdo, se optará por el abono de dicha indemnización pactada.

(ii)         On or after [March] 1, 2024, except as set forth in subsection (iii) below, the Company may terminate the special employment agreement with a written notice of at least three (3) months.

In this case, the Senior Manager shall be entitled to an indemnity equivalent to 20 days of the agreed cash salary (under provision fifth) per year of service, with a limit of six (6) months payments.

In the event of total or partial breach of notice by the Employer, the Senior Manager shall be entitled to an indemnity equivalent to the salaries corresponding to the duration of the unfulfilled period.

(iii)         The Company may terminate the special employment agreement for serious breach by the Senior Manager, which must be notified in writing, stating the facts that motivated it and the effective date, the Senior Manager not being entitled to any kind of indemnity.

(iv)         If the termination of the special employment agreement was declared null and void, the Company and the Senior Manager shall agree on whether the Employee is admitted back into the Company or if he is paid an indemnity which will amount to twenty-five (25) days of the agreed cash salary (stipulation fifth) and up to a maximum of twelve (12) monthly payments. In the event of disagreement, the abovementioned indemnity shall be paid.

Decimocuarta.- Confidencialidad

Durante la vigencia de este Contrato de Trabajo de carácter especial de Alta dirección y tras su terminación, cualquiera que sea su causa, el Alto Directivo se compromete a hacer todo lo posible por mantener en secreto toda la información, ya sea escrita u oral, relativa a la Empresa, sus accionistas, filiales, sucursales, socios comerciales y clientes, excepto en la medida en que el Empleado pueda demostrar que dicha información está generalmente disponible y es conocida públicamente sin culpa del Empleado, cualquiera de sus filiales o sus respectivos representantes; o (b) es adquirida legalmente por el Empleado, cualquiera de sus filiales o sus respectivos representantes a partir de la fecha de este Contrato de Trabajo de fuentes que no tienen prohibido revelar dicha información por una obligación legal, contractual o fiduciaria. Si el Empleado o sus respectivos representantes se ven obligados a revelar cualquier información por un proceso judicial o administrativo o por otros requisitos de la ley, el Empleado lo notificará inmediatamente a la Empresa por escrito y revelará sólo la parte de dicha información que el Empleado sea informado por su abogado por escrito que está legalmente obligado a revelar, siempre que el Empleado haga todo lo posible para obtener una orden de protección o medida cautelar adecuada u otra garantía razonable de que se concederá un tratamiento confidencial a dicha información.

Fourteenth. - Confidentiality

During the validity of this special employment agreement for senior management personnel and after its termination, whatever its cause, the Senior Manager undertakes to use their reasonable best efforts to hold in confidence any and all information whether written or oral, concerning the Company, its shareholders, subsidiaries, branches, business partners and customers, except to the extent that the Employee can show that such information (a) is generally available to and known by the public through no fault of the Employee, any of its affiliates or their respective representatives; or (b) is lawfully acquired by the Employee, any of its affiliates or their respective representatives from and after the date of this Employment Agreement from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Employee or his respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, the Employee shall promptly notify the Company in writing and shall disclose only that portion of such information which the Employee is advised by its counsel in writing is legally required to be disclosed, provided that the Employee shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

La información confidencial incluye, en especial, los secretos empresariales y profesionales tales como los desarrollos relativos a productos y servicios existentes o futuros que la Empresa venda o utilice, los datos e información relativa al conjunto de las operaciones empresariales tales como ventas, costes, beneficios, sistemas de precios, organización de la Empresa, listas de datos personales de los empleados, listas de proveedores y clientes, y métodos de desarrollo, de procedimientos y de negocio, cualquiera que sea su soporte (documentos, programas o archivos informáticos, etc.), sin que sea necesario que dicha información esté expresamente etiquetada o identificada como "confidencial".

El Alto Directivo reconoce que ha sido instruido convenientemente acerca de la presente obligación de confidencialidad y secreto, y que ha sido informado adecuadamente acerca del contenido y alcance de su deber de mantener el secreto.

La confidencialidad y secreto se consideran una obligación esencial. Por esta razón, su violación será considerada como una violación de la confianza contractual y, en consecuencia, de acuerdo con el artículo 11.2 del Real Decreto de Alta Dirección, causa de despido sin derecho a indemnización alguna, y sin perjuicio del derecho de la Empresa de reclamar indemnización por los daños y perjuicios que pudieran habérsele ocasionado.

Confidential information includes, in particular, business and professional secrets such as developments relating to existing or future products and services that the Company sells or uses, data and information relating to all business operations such as sales, costs, benefits, pricing systems, organization of the Company, lists of personal data of employees, lists of suppliers and customers, and methods of development, procedures and business, whatever their support (documents, programs or computer files, etc.), without it being necessary that said information be expressly labeled or identified as "confidential".

The Senior Manager recognizes that he has been properly instructed about the present obligation of confidentiality and secrecy, and that he has been adequately informed about the content and scope of his duty to maintain secrecy.

Confidentiality and secrecy are considered an essential obligation. For this reason, its breach will be considered as a violation of contractual trust and, consequently, in accordance with Article 11.2 of the Royal Decree of Senior Management, it shall be a cause of dismissal without any right to indemnity, and without prejudice to the right of the Company to claim compensation for damages that it may have suffered.

Decimoquinta.- Idioma del contrato

Si bien el presente Contrato de Trabajo de carácter especial de alta dirección ha sido inicialmente redactado en español e inglés, para cualquier interpretación del contenido del mismo, prevalecerá la versión escrita en español.

Decimosexta.- Nulidad parcial

La nulidad de una de las estipulaciones de este Contrato de Trabajo de carácter especial de alta dirección no implicará la nulidad de las restantes, las cuales permanecerán en vigor y con la plenitud de su eficacia.

En el caso de que esto suceda, la Empresa y el Alto Directivo acuerdan reemplazar, en el plazo más corto posible, las estipulaciones anuladas por otras cuyos contenidos sean los más cercanos posibles al espíritu de dichas estipulaciones.

Decimoséptima.- Carácter unitario del contrato

Este Contrato de Trabajo de carácter especial de alta dirección, reemplaza y cancela en su totalidad cualquier otro acuerdo anterior, oral o escrito, celebrado entre las partes en relación con la materia aquí regulada. A estos efectos, se deja constancia de que los términos legales del Contrato de Compraventa de Acciones, suscrito el _______________ de 2022 entre BIO-key International, Inc. y el Empleado, permanecerán en pleno vigor y efecto.

Ninguna enmienda, modificación o suplemento a este Contrato de Trabajo de carácter especial de alta dirección se considerará válida a menos que, como prueba de su consentimiento a dicha enmienda, modificación o suplemento, ambas partes firmen un convenio escrito.

Decimoctava.- Datos de Carácter personal

Conforme a la Ley Orgánica 3/2018, de 5 de diciembre, de Protección de Datos Personales y garantía de los derechos digitales, la Empresa informa y el trabajador reconoce que, como consecuencia del presente Contrato de Trabajo, los datos de carácter personal facilitados por el trabajador serán incorporados en la Base de Datos de la Empresa, para finalidades internas, nóminas, etc.

Fifteenth. - Language of the contract

Although this special employment agreement for senior management personnel has been initially drafted in Spanish and English, for any interpretation of its contents, the Spanish version will prevail.

Sixteenth. - Severability

The nullity of one of the provisions of this special employment agreement for senior management personnel shall not imply the nullity of the remaining stipulations, which shall remain in force and fully effective.

In this event, the Company and the Senior Manager agree to replace, in the shortest term, the null provisions with others whose contents are as close as possible to the spirit of such stipulations.

Seventeenth. - Unitary nature of the agreement

This special senior management employment agreement entirely supersedes and cancels any prior agreement, oral or written, entered into between the parties relating to the subject matter herein. For the avoidance of doubt, any lawful terms of the Stock Purchase Agreement executed between BIO-key International, Inc. and the Employee on _______________, 2022 shall remain in full force and effect.

No amendment, modification or supplement to this special employment agreement for senior management personnel shall be deemed valid unless, as proof of consent to such amendment, modification or supplement, both parties enter into a written agreement.

Eighteenth. – Personal data

In accordance with Organic Law 3/2018, of December 5, on the Protection of Personal Data and guarantee of digital rights, the Company informs and the employee acknowledges that, as a consequence of this Employment Contract, the personal data provided by the employee will be incorporated into the Company's Database, for internal purposes, payrolls, etc.

La Empresa garantiza la confidencialidad y seguridad de los datos personales del trabajador, que únicamente serán revelados a las Autoridades Públicas competentes y conforme a los requisitos exigidos por la legislación aplicable.

El Alto Directivo tendrá derecho a acceder, cancelar, modificar y ejercer los derechos garantizados por la Ley, a través de notificación escrita a la Sociedad.

Decimonovena.- Legislación aplicable e interpretación

Todos los aspectos no contemplados expresamente en este Contrato de Trabajo de carácter especial se someterán a lo previsto en el Real Decreto 1382/1985, de 1 de agosto, por el que se regula la relación laboral de carácter especial del personal de alta dirección.

Las demás normas de la legislación laboral común, incluido el Real Decreto Legislativo 2/2015, de 23 de octubre, por el que se aprueba el texto refundido de la Ley del Estatuto de los Alto Directivos, sólo serán aplicables en los casos en que se produzca remisión expresa en este contrato, o en el RD aplicable a los contractos de trabajo de carácter especial de alta dirección.

En lo no dispuesto en este contrato, ni el en RD 1382/1985, de 1 de agosto, se estará a lo dispuesto en la legislación civil o mercantil española y a sus principios generales.

Es la intención de las partes que este Contrato de Trabajo sea interpretado a la luz de los términos del Contrato de Compraventa de Acciones.

The Company guarantees the confidentiality and security of the personal data of the employee, which will only be disclosed to the competent Public Authorities and in accordance with the requirements demanded by the applicable legislation.

The Senior Manager shall have the right to access, cancel, modify and exercise the rights guaranteed by the Law, through written notification to the Company.

Nineteenth. - Applicable law and interpretation

All aspects not expressly contemplated in this Special Employment Agreement shall be subject to the provisions of Royal Decree 1382/1985, of 1 August, which regulates the special employment relationship of senior management personnel.

The other applicable rules of common labor legislation, including Royal Legislative Decree 2/2015, of 23 October, approving the revised text of the Senior Managers' Statute Act, shall only be applicable in cases where there is an express reference in this agreement, or in the Royal Decree applicable to special senior management employment contracts.

In what is not provided for in this contract, nor in RD 1382/1985, of August 1, 1985, the provisions of Spanish civil or commercial legislation and its general principles shall apply.

It is the intent of the parties that this Employment Agreement be interpreted in light of the terms of the Stock Purchase Agreement.

Vigésima.- Jurisdicción

Para la resolución de cualquier discrepancia que pueda resultar en la interpretación, ejecución y cumplimiento de este Contrato de Trabajo de carácter especial de alta dirección, ambas partes se someten expresamente a la competencia de los Jueces y Magistrados de Orden Jurisdiccional social de Madrid.

En testimonio de lo cual las partes firman el presente Contrato de Trabajo de carácter especial de alta dirección por duplicado en la fecha y lugar indicados en el encabezamiento.

Twentieth. - Jurisdiction

For the resolution of any disputes that may result in the interpretation, execution and fulfillment of this special employment agreement for senior management personnel, both parties expressly submit themselves to the competence of the Judges and Magistrates of the social Jurisdictional order of Madrid.

The parties execute this Employment Agreement of a special nature of senior management in two copies at the date and place indicated in the heading.

La Empresa/The Company ________________________________________ Mr. James Sullivan and Ms. Cecilia Welch Administradores Mancomunados/ Joint Directors Swivel Secure Europe, S.A.	El Trabajador/The Employee _____________________________ D./Mr. Alexandre Joao Loureiro Da Rocha

EXHIBIT B

FORM OF UAE SUB OPTION AGREEMENT

OPTION AGREEMENT

This Option Agreement is made and entered into this ____ day of ________________, 2022, by and between BIO-key International, Inc., a Delaware corporation (the “Buyer”), and Alex Rocha (the “Seller”).

RECITALS

A.

Buyer, Seller, and Swivel Secure Europe, S.A., a company incorporated under the laws of Spain (Company No. ES A87886347) (”Swivel Secure”), are parties to that certain Stock Purchase Agreement dated February ___, 2022 (the “Purchase Agreement”), pursuant to which Buyer agreed to purchase and Seller agreed to sell all of the issued and outstanding shares of capital stock of Swivel Secure;

B.

Pursuant to Section 5.11 of the Purchase Agreement, Buyer and Seller agreed to enter into this Option Agreement providing for Buyer to purchase 100% of the equity interests in or 100% of the assets of Swivel Aman – FZCO, a United Arab Emirates Free Zone Company (the “Company”); and

C.	Seller owns 100 % of the equity interests of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.    GRANT OF OPTION. The Seller hereby grants to the Buyer, or its designee or assignee, the exclusive right and option to be exercised on or before the end of the Option Term to purchase 100% of the equity interests in the Company (the “Equity Interests”) or up to 100% of the assets of the Company (the “Assets”), as determined by Buyer, its designee or assignee, as applicable, in its sole and absolute discretion.

2.    PURCHASE PRICE. If the option is exercised, the purchase price for the Equity Interests or Assets, as applicable, shall be One Dollar ($1.00). All dollar figures or $ herein shall refer to lawful currency of the United States.

3.    EXERCISE OF OPTION. The option shall be deemed fully exercised if written notice of election to exercise is given by the Buyer, its designee or assignee, to the Seller by delivery of such notice to the Seller at the address set forth next to the Seller's signature at the end of this Option Agreement at any time on or before the Option Termination Date.

4.    NEGATIVE COVENANTS. Prior to the earlier of the exercise or expiration of this option, Seller shall not, and shall not agree to, sell, assign, gift, transfer or otherwise dispose of any of the Equity Interests. Prior to the earlier of the exercise or expiration of this option, the Company shall not, and shall not agree to (a) sell, assign, gift, transfer or otherwise transfer any Assets except in the ordinary course of business consistent with past practice or (b) issue, sell, distribute or grant any equity interest in the Company or any option, warrant or other right to purchase any equity interest in the Company.

5.    AFFIRMATIVE COVENANT. In the event that Buyer, its designee or assignee determines to exercise this option to purchase the Assets, Seller shall take, and shall cause the Company to take, all actions, execute and deliver all such documents, instruments, conveyances and assurances, and take all such further actions as may be reasonably required to transfer the Assets to Buyer, its designee or assignee and give effect to the transactions contemplated by this Option Agreement.

6.    DATE OF CLOSING. From and after delivery of the notice of election set forth in Section 3, the parties hereto shall, and shall cause their respective affiliates to, use commercially reasonable efforts to close the purchase and sale of the Equity Interests or Assets as soon as reasonably practicable after delivery of such notice of election.

7.    OPTION TERM. The term of the option ( the “Option Term”) shall commence on the date hereof and shall terminate at midnight, February __, 2025 (the “Option Termination Date”).

8.    CLOSING DOCUMENTS. Subject to performance by the Buyer and the Seller of their respective obligations hereunder, the Buyer, or its designee or assignee, as applicable, shall execute, as necessary, and deliver at the closing, documents standard and customary to evidence a transaction of this nature, and any other agreements documents, instruments, conveyances and assurances as Buyer, its designee or assignee reasonably request, and take all such further actions as Buyer, its designee or assignee determine are reasonably required to transfer the Assets or Equity Interests to Buyer, its designee or assignee and give effect to the transactions contemplated by this Option Agreement.

9.    FURTHER ASSURANCES. Each of the parties hereto shall, and shall cause their respective affiliates designees or assigns to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Option Agreement and give effect to the transactions contemplated by this Option Agreement.

10.    NO PARTNERSHIP OR JOINT VENTURE CREATED HEREBY. Nothing in this Option Agreement shall be interpreted as creating a partnership or joint venture between the Buyer and the Seller.

11.    ENTIRE AGREEMENT; INCORPORATION. This Option Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter. The recitals are incorporated by reference as if set forth herein.

12.    SUCCESSORS AND ASSIGNS. Seller may not assign this Option Agreement or its rights under this Option Agreement without the prior written consent of the Buyer. Buyer may assign this Option Agreement and its rights under this Option Agreement to any person without the consent of Seller. This Option Agreement, and the rights and obligations of the parties, shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

13.    AMENDMENT, MODIFICATION, AND WAIVER. No amendment, modification, or waiver of any condition, provision, or term shall be valid or of any effect unless made in writing, signed by the party or parties to be bound or a duly authorized representative, and specifying with particularity the extent and nature of such amendment, modification, or waiver. Any waiver by any party of any default of another party shall not affect or impair any right arising from any subsequent default.

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14.    SEVERABLE PROVISIONS. Each provision, section, sentence, clause, phrase, and word of this Option Agreement is intended to be severable. If any provision, section, sentence, clause, phrase, or word hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Option Agreement which remainder shall be valid and enforceable to the fullest extent permitted by applicable law.

15.    CAPTIONS, HEADINGS, OR TITLES. All captions, headings, or titles in the paragraphs or sections of this Option Agreement are inserted for convenience of reference only and shall not constitute a part of this Option Agreement as a limitation of the scope of the particular paragraphs or sections to which they apply.

16.    ATTORNEYS’ FEES. If any party institutes any action to interpret or enforce this Option Agreement, or to recover damages for breach of this Option Agreement, the prevailing party shall be entitled to recover costs of suit or arbitration and to recover actual and reasonable attorneys’ fees.

17.    NEW JERSEY LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey.

18.    COUNTERPARTS. This Option Agreement may be executed in counterparts, including via electronic means, each of which shall be deemed an original for all purposes, and both of which together shall constitute and be deemed one and the same agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement as of the date set forth above.

Dated as of the date first set forth above.

Seller’s address:	SELLER:

Calle Punto Mobi 4
28805 Alcala de Henares
Madrid, Spain	ALEX ROCHA

Buyer’s address	BUYER:

3349 Highway 138
Building A, Suite E
Wall, NJ 07719	BIO-KEY INTERNATIONAL, INC.

By:
Name: ____________________
Title: _____________________

EXHIBIT C

FORM OF UAE SUB MANAGEMENT AGREEMENT

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of _______, 2022 (the “Effective Date”), by and among Swivel Aman – FZCO, a United Arab Emirates Free Zone Company (the “Company”), Swivel Secure Europe, S.A., a company incorporated under the laws of Spain (Company No. ES A87886347) (the “Provider”), and Alex Rocha (“Rocha” and, together with the Company and the Provider, the “Parties”, and each individually, a “Party”).

RECITALS

WHEREAS, on February ___, 2022, Provider, BIO-key International, Inc., a Delaware corporation (the “Buyer”), and Rocha entered into that certain Stock Purchase Agreement, pursuant to which Buyer agreed to purchase all of the issued and outstanding shares of capital stock of Provider from the Seller (the “Purchase Agreement”);

WHEREAS, in connection with the Purchase Agreement, the Buyer and Rocha entered into that certain Option Agreement pursuant to which the Buyer had the option to purchase one hundred percent (100%) of the equity interests or assets of the Company;

WHEREAS, pursuant to Section 5.11 of the Purchase Agreement, Buyer, Provider and Rocha agreed that the Parties would enter into this Agreement, pursuant to which Provider will manage and operate the Company in exchange for one hundred percent (100%) of all revenues of the Company, less any expenses of the Company and reasonable reserves for taxes and other liabilities, as described in greater detail herein; and

WHEREAS, the Parties now desire to enter into this Agreement to reflect the relationship between the parties and describe with specificity the services to be provided by Provider hereunder.

AGREEMENT

NOW THEREFORE, in consideration of the recitals, which are hereby incorporated in and made a part of this Agreement as if set forth in their entirety below, and the respective covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, and intending to be bound, the Parties hereby covenant and agree as follows:

1.    Term; Right to Renew; Termination.

(a)    Term. This Agreement shall commence on the Effective Date and continue for a period of three (3) years thereafter (the “Initial Term”). Immediately following the Initial Term, this Agreement shall automatically renew for additional one-year periods (each, a “Subsequent Term”, and together with the Initial Term, the “Term”), unless Provider provides notice to the Company of its intent to terminate the Agreement at least ninety (90) days prior to the end of the then-current Term.

(b)    Termination by the Provider. The Provider shall have the right to terminate this Agreement prior to the end of the Term for any reason at any time, by delivering written notice to the Company.

(c)    Termination by the Company. The Company shall have the right to terminate this Agreement prior to the end of the Term, by delivering written notice to the Provider, stipulating the effective date of termination, upon the occurrence of any one of the following events: (i) upon the occurrence of a Provider Default (as defined in Section 11) that is not cured within the applicable cure period; or (ii) any grossly negligent, intentional or willful misconduct by the Provider.

(d)    Effect of Termination. Upon termination of this Agreement, neither Party shall have any further obligation hereunder except for: (i) any and all obligations accruing prior to the termination (including payment of any earned, but unpaid, Management Fees); (ii) the obligations, promises and covenants that were expressly made to extend beyond termination; and (iii) any obligations to repay or reimburse amount(s) advanced by the Provider or its affiliates to the Company or third parties on behalf of the Company.

(e)    No Further Obligations. Except as expressly set forth in Section 1(d), the Provider shall not be entitled to any other payments or benefits under this Agreement following termination of this Agreement.

2.    Covenants of the Company and Rocha. During the Term, neither the Company nor Rocha may take any of the following actions without the prior written consent of Provider:

(i)    issue any new equity of the Company, transfer any equity of the Company, admit any new owner of the Company, or issue or transfer any instrument convertible into any equity of the Company or exercisable for any equity of the Company;

(ii)    advance any additional capital contributions to the Company or make any other loans or other advances to the Company;

(iii)    declare, set aside, or pay any dividend or make any distribution with respect to the equity of the Company or redeem, purchase, or otherwise acquire any of the equity of the Company;

(iv)    cause the Company to sell or otherwise transfer any material asset of the Company outside of the ordinary course of business consistent with past practice;

(v)    cause the Company to incur any indebtedness outside of the ordinary course of business, or encumber or pledge any assets of the Company or any equity interests of the Company;

(vi)    appoint, elect or remove any managers or principal officers of the Company or otherwise amend or violate any of the Company’s organizational documents;

(vii)    change the business or business plan of the Company;

(viii)    adopt or amend the annual budget for the Company;

(ix)    approve any Sale of the Company (or similar transaction with respect to any subsidiaries of the Company);

(x)    cause the Company, by the purchase of the capital stock, equity securities or assets, or otherwise, any other business, or enter into a joint venture, partnership or network affiliation with any other entity;

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(xi)    hire or terminate any employee for which the aggregate obligation of the Company (for compensation, bonus, severance and other related benefits) exceeds $50,000 in a calendar year;

(xii)    cause the Company to make any consulting, advisory, compensatory or other payments to any affiliate of the Company or Rocha;

(xiii)    make any investments or sales not in the ordinary course of business, or capital expenditures for the Company or its affiliates;

(xiv)    cause the Company to incur or guarantee any indebtedness, standby letter of credit or similar loan;

(xv)    enter into, execute and/or perform (A) any agreement or related agreements reasonably expected to create obligations for the Company of greater than $50,000 in the aggregate or (B) any agreement, transaction or other arrangement with an affiliate of the Company, its members or their affiliates;

(xvi)    amend or waive any non-competition agreement or obligation of the Company;

(xvii)    form or dissolve any subsidiaries of the Company;

(xviii)    change accounting firms or the accounting or tax policy of the Company, including tax elections, or file tax returns;

(xix)    amend or waive any provision of the Company’s operating agreement; or

(xx)    enter into any agreement, contract, commitment or arrangement to take any of the actions set forth above.

For purposes of this Section 2(b), “Sale of the Company” means (a) any consolidation or merger of the Company with or into any other person, any transfer of equity interests, or any other transaction or series of transactions, in each case as a result of which the Persons holding equity interests (directly or indirectly) immediately prior to such consolidation or merger in the aggregate own, directly or indirectly, less than a majority of the voting power or value of the surviving entity immediately after such consolidation or merger; or (b) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company, taken as a whole.

3.    Management Services.

(a)    During the Term, the Provider shall provide services to the Company as set forth on Exhibit A (the “Management Services”). The Management Services may be amended from time-to-time in a signed writing by the Parties (and such amendment shall replace Exhibit A).

4.    Management Fees and Expenses.

(a)    The Parties acknowledge and agree as good and valuable compensation for the Provider providing the Management Services, the Company shall pay to the Provider a “Management Fee” equal to one hundred percent (100%) of the Company’s total revenues, minus the Company’s total expenses (including, for this purpose, all taxes assessed against the Company in connection with the Company’s operations and reasonable reserves for taxes and other liabilities as reasonably determined by the Provider and the Company, but excluding the Management Fee), for the applicable time period. The Management Fee shall be paid in arrears, within thirty (30) days of the end of each calendar month, and shall be accompanied by invoices, payment records or other documentation reasonably acceptable to Provider regarding any direct expenses deducted from the Management Fee.

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(b)    The Company shall reimburse the Provider for reasonable and necessary out-of-pocket expenses incurred by the Provider or its affiliates in connection with providing the Management Services, provided the Provider provides the Company with reasonable documentation of such expenses in accordance with the Company’s expense reimbursement policy. The Company shall promptly pay such expenses no later than thirty (30) days following the date which the Provider submits to the Company an invoice for such expenses.

5.    Independent Contractor Status; Authority; Outside Activities.

(a)    Independent Contractor. The relationship of the Provider to the Company is that of an independent contractor and none of the provisions of this Agreement shall be construed to or shall create a relationship of agency, representation, joint venture, ownership, control or employment between the Parties, and it is understood and agreed that the Provider, its employees and agents are at all times acting and performing the Management Services pursuant to this Agreement as independent contractors and not as employees of the Company, and for all purposes, including federal and state tax purposes, no employee or agent of the Provider will not be treated as an employee with respect to the rendering of the Management Services. As such, the Company shall not withhold taxes with respect to the Management Fee. The Company shall not control or direct the manner or methods by which the Provider performs the Management Services.

(b)    Authority of the Provider. The Company hereby exclusively grants to the Provider such authority and power necessary for the Provider to undertake and perform its responsibilities, duties and obligations hereunder to the fullest extent permitted under applicable laws or regulations.

(c)    Outside Activities. The Company and Rocha hereby acknowledge and agree that the Provider has had, and from time to time may have, outside activities or interests that conflict or may conflict with the interests of the Company (collectively, “Outside Activities”), including investment opportunities, providing services similar to the Management Services to other entities, or providing goods or services that compete with the goods and services provided by the Company. The Company and Rocha hereby acknowledge and consent to the Provider engaging in the Outside Activities and acknowledge that the Provider does not have any duty to communicate or offer any opportunity or the existence of any Outside Activities to the Company.

6.    Representations and Warranties of the Company and Rocha. The Company and Rocha represent, warrant and covenant to the Provider that as of the Effective Date:

(a)    the Company has been duly organized, and is validly existing as a United Arab Emirates Free Zone Company;

(b)    the Company is duly qualified to carry on its business, is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary;

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(c)    the Company has full right, power and authority, and has taken all company action necessary, to enter into this Agreement and be bound by and carry out its obligations thereunder, none of which require the consent of any other person or entity;

(d)    the Company has complied with all requirements for the operation of its business and operations in accordance with the laws applicable to the Company, in all material respects;

(e)    neither the Company nor Rocha is a party to any agreement with any third party other than Provider regarding any sale, option to purchase, merger, reorganization, pledge, hypothecation or other similar transaction with respect to the equity of the Company or the sale of any assets of the Company except in the ordinary course of business consistent with past practice;

(f)    the execution and delivery of this Agreement, and the performance by the Company of its obligations pursuant hereto, did not and will not constitute a breach of, or a default under, any other agreement or obligation applicable to the Company, including any of its governing documents;

(g)    upon execution and delivery of it by the Company, this Agreement will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that such enforcement shall be limited by bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally; and

(h)    all information supplied by the Company or its agents to the Provider or its agents as of the date hereof is true, complete and correct and does not fail to state a material fact necessary to make any of such information not misleading.

7.    Representations and Warranties of the Provider. The Provider represents, warrants and covenants to the Company that as of the Effective Date:

(a)    the Provider is a corporation which was duly organized and is validly existing under the laws of the country of Spain;

(b)    the Provider is duly qualified to carry out its business, and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualifications necessary;

(c)    the Provider has the full right, power and authority, and has taken all corporate action necessary, to enter into this Agreement and be bound by the terms of this Agreement, none of which require the consent of any other person or entity;

(d)    the Provider has complied with all requirements for the operation of its business and operations in accordance with the laws applicable to the Provider, in all material respects;

(e)    the execution and delivery of this Agreement and the performance by the Provider of its obligations pursuant to this Agreement do not and will not constitute a breach of or a default under any other agreement or obligation applicable to the Provider, including its organizational documents; and

(f)    upon execution and delivery of this Agreement by the Provider, this Agreement will constitute the valid and binding obligation of the Provider enforceable in accordance with its terms except to the extent that such enforcement shall be limited by bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally.

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8.    Limitation of Liability.

NEITHER PARTY NOR ANY OF ITS AFFILIATES, MEMBERS, STOCKHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, INDIRECT OR SPECIAL DAMAGES OF ANY NATURE ARISING FROM BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE OR ANY OTHER LEGAL THEORY, WHETHER IN TORT OR CONTRACT, INCLUDING WITHOUT LIMITATION LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES, MEMBERS, STOCKHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE FOR ANY DIRECT DAMAGES IN EXCESS OF THE AGGREGATE AMOUNTS PAID BY THE COMPANY TO PROVIDER IN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THE EVENT GIVING RISE TO THE CLAIM FOR SUCH DIRECT DAMAGES.

9.    Confidential Information. The Parties acknowledge that each Party (the “Receiving Party”) shall have access to material, records, data and information regarding the other Party (the “Disclosing Party”) not generally available to the public (“Confidential Information”). Accordingly, the Receiving Party shall hold in confidence and will not directly or indirectly disclose, use, copy or make lists of any such Confidential Information except to the extent authorized in writing by the Disclosing Party, as required by law or any competent administrative agency, or as otherwise is reasonably necessary or appropriate in connection with the performance pursuant to this Agreement by the Receiving Party. Confidential Information includes: (a) concepts, (b) business plans and theories, (c) employee training materials and programs, (d) software, (e) policies and procedures, (f) specifications, calculations, data, notes and memoranda, code books, methods of operation, strategies and plans and contracts, (g) financial information, (h) professional fee information, (i) salary and compensation information, (j) cost and profit information, (k) record keeping practices, (l) administrative and operational matters and practices, (m) customer and vendor information, (n) development and research work, (o) marketing programs, plans and proposals, (p) other information about internal systems, processes, concepts, practices, and procedures and (q) other information that is proprietary or confidential to the Disclosing Party.

10.    Company Default; the Provider’s Remedies. For purposes of this Agreement, a “Company Default” shall be defined as a breach by the Company to perform its covenants and obligations under this Agreement, provided the Company shall be provided thirty (30) days after receipt of written notice from the Provider to the Company identifying such failure or non-performance to cure such breach. Notwithstanding the foregoing, (a) no cure period shall be provided if the breach is not curable, and (b) if a cure period is permitted, it shall automatically be reduced in duration to an appropriate period of time if curing such breach in such thirty (30)-day period would cause an adverse effect on the Provider or the Company. Upon the occurrence of a Company Default (and upon the conclusion of the cure period, if permitted), the Provider may, at its sole option and in its sole discretion, elect to: (a) pursue all remedies available at law and equity (including action for damages and specific performance; (b) seek resolution and remedies as provided in this Agreement; or (c) terminate this Agreement pursuant to Section 1(b), effective immediately, upon delivery of written notice to the Company. Any action for damages by the Provider may include the Provider’s reasonable attorneys’ fees, costs, expert fees and any other reasonable, actual out-of-pocket costs of the Provider associated with the work completed by or on behalf of the Provider in connection with seeking remedy for a Company Default, subject to Section 8.

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11.    Provider Default; the Company’s Remedies. For purposes of this Agreement, a “Provider Default” shall be defined as a breach by the Provider to perform its covenants and obligations under this Agreement, provided the Provider shall be provided thirty (30) days after receipt of written notice from the Company to the Provider identifying such failure or non-performance to cure such breach. Notwithstanding the foregoing, (a) no cure period shall be provided if the breach is not curable, and (b) if a cure period is permitted, it shall be automatically reduced in duration to an appropriate period of time if curing such breach in such thirty (30)-day period would cause an adverse effect on the Company. Upon the occurrence of a Provider Default (and the conclusion of the cure period, if permitted), the Company may, at its sole option and in its sole discretion, elect to: (a) pursue all remedies available at law and equity (including action for damages and specific performance); (b) seek resolution and remedies as provided in this Agreement; or (c) terminate this Agreement pursuant to Section 1(c), effective immediately, upon delivery of written notice to the Provider. Any action for damages by the Company may include the Company’s reasonable attorneys’ fees, costs, expert fees and any other reasonable, actual out-of-pockets cost of the Company associated with the work completed by or on behalf of the Company in connection with seeking remedy for a Provider Default, subject to Section 8.

12.    Waiver. The failure of a Party to enforce any provision of this Agreement at any time, to exercise any election or option provided herein, or to require at any time the performance of any provisions herein will not in any way constitute a waiver of such provision.

13.    Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason whatsoever, the remaining provisions shall remain valid and unimpaired, and shall continue in full force and effect.

14.    Amendment. This Agreement may only be amended by a written amendment, signed by each Party.

15.    Assignment. This Agreement may not be assigned by the Company or Rocha without the Provider’s prior written consent. The Provider may assign this Agreement to any party for any reason without the consent of the Company.

16.    Entire Agreement. This Agreement contains all of the terms and conditions agreed upon by the Parties and this Agreement supersedes all other agreements oral or otherwise regarding the subject matter hereof.

17.    Counterparts. This Agreement may be executed in any number of counterparts (by actual, electronic (.PDF) or facsimile delivery), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

18.    Notices. Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one (1) business day after being sent to the recipient by electronic mail or (d) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

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If to the Provider:

Swivel Secure Europe, S.A.

Attention:

E-mail:

If to the Company:

Swivel Aman - FZCO

Attention:

E-mail:

If to Rocha:

Alex Rocha

Calle Punto Mobi 4

28805 Alcala de Henares

Madrid, Spain

Attention:

E-mail:

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties agree to be bound as of the date first written above.

PROVIDER:	Swivel Secure Europe, S.A.,
a company incorporated under the laws of Spain

By:
Name:
Title:

COMPANY:	Swivel Aman – FZCO,
a United Arab Emirates Free Zone Company

By:
Name:
Title:

ROCHA:
[Alex Rocha]

[Signature Page to Management Services Agreement – Swivel Aman - FZCO]

EXHIBIT A

MANAGEMENT SERVICES

Day-to-day operation of the business, including sales efforts, collection efforts, depositing any customer payments, marketing efforts, identifying and recruiting individuals to work at and operate the Company, and accounting services.